UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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DTE Energy Company

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2000 2nd Avenue
Detroit, Michigan 48226-1279

2008 Notice of Annual Meeting of Shareholders and Proxy Statement

Date:	Thursday, May 15, 2008

Time:	10:00 a.m. Detroit time

Place:	DTE Energy Building (Detroit Edison Plaza; see map on the last page) 660 Plaza Drive Detroit, Michigan 48226

We invite you to attend the annual meeting of DTE Energy Company (“DTE,” “Company,” “we,” “us” or “our”) to:

1.	Elect directors;

2.	Ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the year 2008;

3.	Vote on a Shareholder Proposal relating to political contributions, if properly presented at the meeting; and

4.	Consider any other business that may properly come before the meeting or any adjournments of the meeting.

The record date for this annual meeting is March 19, 2008. Only shareholders of record at the close of business on that date can vote at the meeting.

For more information, please read the accompanying 2008 Proxy Statement.

This 2008 Notice of Annual Meeting, as well as the accompanying Proxy Statement and proxy card, will be first sent or given to our shareholders on or about April 7, 2008.

It is important that your shares be represented at the meeting. Shareholders may vote their shares (1) in person at the annual meeting, (2) by telephone, (3) via the Internet, or (4) by completing and mailing the enclosed proxy card in the return envelope. Specific instructions for voting by telephone or via the Internet are attached to the proxy card. If you attend the meeting and vote at it, your vote at the meeting will replace any earlier vote by telephone, Internet or proxy. If your shares are directly held in your name as a shareholder of record, an admission ticket to the meeting is attached to your proxy card. Please vote your proxy, and bring the admission ticket with you to the meeting. If your shares are registered in the name of a bank, brokerage firm, or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the record date. All shareholders who plan to attend the meeting must present a government-issued photo identification card, such as your driver’s license, state identification card or passport.

By Order of the Board of Directors

Sandra Kay Ennis Corporate Secretary	Anthony F. Earley, Jr. Chairman of the Board and Chief Executive Officer
April 7, 2008

Important Notice Regarding the Availability of Proxy Materials for the
Annual Shareholders Meeting to Be Held on May 15, 2008:

The Proxy Statement and Annual Report are available to security holders at
http://bnymellon.mobular.net/bnymellon/dte

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2008 PROXY STATEMENT OF DTE ENERGY COMPANY

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

QUESTIONS AND ANSWERS

Q:	What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The Board of Directors (the “Board”) is soliciting proxies to be voted at the 2008 Annual Meeting of Shareholders and any adjournment or postponement.

Q:	What is a Proxy Statement?

A:	A Proxy Statement is this document, required by the Securities and Exchange Commission (the “SEC”), which is furnished in connection with the solicitation of proxies and, among other things, explains the items on which you are asked to vote on the proxy.

Q:	What are the purposes of this annual meeting?

A:	At the meeting, our shareholders will be asked to:

1. Elect five directors. The nominees are Lillian Bauder, W. Frank Fountain, Jr., Josue Robles, Jr., Ruth G. Shaw and James H. Vandenberghe. (See “Proposal No. 1 Election of Directors” on page 17);

2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2008. (See “Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm” on page 21);

3. Vote on one Shareholder Proposal relating to political contributions, if properly presented at the meeting. (See “Proposal No. 3 on page 23); and

4. Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting. (See “Consideration of Any Other Business That May Come Before the Meeting” on page 25).

Q:	Who is entitled to vote?

A:	Only our shareholders of record at the close of business on March 19, 2008 (the “Record Date”) are entitled to vote at the annual meeting. Each share of common stock has one vote with respect to each director position and each other matter coming before the meeting. Information on cumulative voting in the election of directors is shown on page 4 under “How does the voting work?”

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with The Bank of New York Mellon, our stock transfer agent, you are considered the shareholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described under “How do I vote?” below.

Q:	How do I vote?

A:	If you hold your shares in your own name as shareholder of record, you may vote by telephone, through the Internet, by mail or by casting a ballot in person at the annual meeting.

• To vote by mail, sign and date each proxy card that you receive and return it in the enclosed prepaid envelope. Proxies will be voted as you specify on each proxy card.

• To vote by telephone or through the Internet, follow the instructions attached to your proxy card.

By completing, signing, and returning the proxy card or voting by telephone or through the Internet, your shares will be voted as you direct. Please refer to the proxy card for instructions. If you sign and return your proxy card, but do not specify how you wish to vote, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting. (See “Consideration of Any Other Business That May Come Before the Meeting” on page 25).

If your shares are registered in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank, or other nominee. Your brokerage firm, bank, or other nominee should have enclosed, or should provide, a voting instruction form for you to use in directing it how to vote your shares.

Q:	Can I change my vote after I have voted?

A:	If you hold your shares in your own name as shareholder of record, any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from the tabulator, The Bank of New York Mellon, DTE Energy, c/o BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or you can request a new proxy card by telephone at 1-866-388-8558. The last vote received prior to the meeting will be the one counted. Shareholders of record may also change their vote by voting in person at the annual meeting.

Q:	Can I revoke a proxy?

A:	Yes. If you are a shareholder of record as of the Record Date, you may revoke a proxy by submitting a letter addressed to the tabulator, The Bank of New York Mellon, DTE Energy, c/o BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, prior to the meeting.

Q:	Is my vote confidential?

A:	Yes, your vote is confidential. The tabulator and inspectors of election will not be employees of the Company nor will they be affiliated with the Company in any way. Your vote will not be disclosed except as required by law or in other limited circumstances.

Q:	What shares are included on my proxy card?

A:	The shares on your proxy card represent shares that you hold as shareholder of record rather than in street name and also any shares you may have in our Dividend Reinvestment and Stock Purchase Plan. DTE common stock owned by employees and retirees of DTE and its affiliates in their respective 401(k) plans (“401(k) plans”) are voted on separate voting instruction forms sent on behalf of the 401(k) plan trustee. Separate voting instructions will also be provided by your brokerage firm, bank or other nominee for shares you hold in street name.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or on the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. To do this, contact BNY Mellon Shareowner Services at 1-866-388-8558.

Q:	What is “householding” and how am I affected?

A:	The SEC permits us to deliver a single copy of the annual report and proxy statement to shareholders who have the same address and last name. Each shareholder will continue to receive a separate proxy card. This procedure, called “householding,” will reduce the volume of duplicate information you receive and reduce our printing and postage costs. If you received one set of these documents at your household and you wish to receive separate copies, you may contact The Bank of New York Mellon, DTE Energy, c/o BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-866-388-8558 and these documents will be promptly delivered to you. If you do not wish to participate in householding and prefer to receive separate copies of our annual reports and proxy statements, now or in the future, please submit a written request to The Bank of New York Mellon at the address listed above.

Similarly, if you currently receive multiple copies of this document, you can request the elimination of the duplicate documents by contacting BNY Mellon Shareowner Services.

Beneficial owners can request information about householding by contacting their bank, brokerage firm or other nominee of record.

Q:	Can I elect to receive or view DTE’s annual report and proxy statement electronically?

A:	Yes. If you are a shareholder of record, you may elect to receive the Company’s annual report and proxy materials via the Internet rather than in print. If you wish to provide your consent and enroll in this service, log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. Once our annual meeting materials are available, you will receive e-mail notification that will direct you to a Web site that will contain voting instructions for the Internet, telephone and mail and a link to the Company’s Web site to access the annual report and proxy statement.

By consenting to electronic delivery, you are stating that you currently have, and expect to have in the future, access to the Internet. If you do not currently have, or expect to have in the future, access to the Internet, please do not elect to have documents delivered electronically, as we may rely on your consent and not deliver paper copies of future annual reports and proxy materials.

If you do not consent to electronic delivery, we will continue to mail you printed copies of the materials. However, we also post these materials on our Web site at www.dteenergy.com, in the “Investor Information — Financial Reports” section as soon as they are available so you may view them.

Q:	What constitutes a quorum?

A:	There were 163,148,592 shares of our common stock outstanding on the Record Date. Each share is entitled to one vote with respect to each director position and each other matter coming before the annual meeting. A majority of these outstanding shares present or represented by proxy at the meeting constitutes a quorum. A quorum is necessary to conduct an annual meeting.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:	Abstentions — If you specify on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum but not to determine the outcome of the proposal to which the abstention applies.

Broker Non-Votes — Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the election of directors and the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters, including shareholder proposals, your broker must receive voting instructions from you, as they do not have discretionary voting power for that particular item. On routine matters, shares voted by brokers without instructions are counted toward the outcome.

Q:	How does the voting work?

A:	For each item, voting works as follows:

•	Proposal No. 1: Election of directors — The election of each director requires approval by a plurality of the votes cast, i.e., the five nominees receiving the greatest number of votes cast at the meeting will be elected. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. Withheld votes have the same effect as abstentions. If you vote by telephone or the Internet, follow the instructions attached to the proxy card. Your broker is entitled to vote your shares on this matter if no instructions are received from you. You may also cumulate votes for directors by multiplying the number of your shares by the number of directors to be elected and by casting all such votes either (a) for one candidate or (b) by distributing them among two or more candidates. You cannot vote for more than five directors.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP — Ratification of the appointment of an independent registered public accounting firm requires approval by a majority of the votes cast. Abstentions are not considered votes cast and will not be counted either for or against this matter. Your broker is entitled to vote your shares on this matter if no instructions are received from you.

•	Proposal No. 3: Shareholder Proposal relating to political contributions — Approval of the Shareholder Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.

Q:	Who may attend the annual meeting?

A:	Shareholders of Record — Any shareholder of record as of the Record Date may attend. You must have an admission ticket to attend the meeting. Your admission ticket is attached to your proxy card. Please vote your proxy, and bring the admission ticket with you to the meeting.

All Other Shareholders — If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date. However, as noted above, you will not be able to vote those shares at the annual meeting unless you have made arrangements with your bank, brokerage firm or other nominee of record.

All shareholders will be required to present a government-issued photo identification card, such as your driver’s license, state identification card or passport.

Seating and parking are limited and admission is on a first-come basis.

Q:	How will the annual meeting be conducted?

A:	The Chairman of the Board (“Chairman”), or such other director as designated by the Board, will call the annual meeting to order, preside at the meeting and determine the order of business. The only business that will be conducted or considered at this meeting is business discussed in this Proxy Statement, as no other shareholder complied with the procedures disclosed in last year’s proxy statement for proposing other matters to be brought at the meeting.

Q:	How does a shareholder recommend a person for election to the Board for the 2009 annual meeting?

A:	Recommendations for nominations by shareholders should be in writing and addressed to our Corporate Secretary at our principal business address. See the “Shareholder Proposals and Nominations of Directors” section of this Proxy Statement on page 47 for further information on submitting nominations. Once the Corporate Secretary properly receives a recommendation for nomination, the recommendation is sent to the Corporate Governance Committee for consideration. Candidates for director nominated by shareholders will be given the same consideration as candidates nominated by other sources.

CORPORATE GOVERNANCE

Governance Guidelines

At DTE, we are committed to operating in an ethical, legal, environmentally sensitive and socially responsible manner, while creating long-term value for our shareholders. The foundation of our governance practices begins at the top, with the DTE Energy Board of Directors Mission Statement and Governance Guidelines (“Governance Guidelines”). The Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings, the performance evaluation and succession planning for DTE’s Chief Executive Officer (“CEO” or “Chief Executive Officer”), Board committees, Board compensation, and communicating with the Board, among other things. The Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The following is a summary of the Governance Guidelines, along with other governance practices at DTE.

Election of Directors and Vacancies

Our Bylaws provide that the Board be divided into three classes, each class being as nearly equal in number as possible. One class of directors is elected each year for a three-year term. Under the Governance Guidelines, the Corporate Governance Committee periodically assesses the skills, characteristics and composition of the Board, along with the need for expertise and other relevant factors as it deems appropriate. In light of these assessments, and in light of the standards set forth in the Governance Guidelines, the Corporate Governance Committee may seek candidates with specific qualifications and candidates who satisfy other requirements set by the Board. The Corporate Governance Committee considers candidates who have been properly nominated by shareholders, as well as candidates who have been identified by Board members and Company personnel. In addition, the Corporate Governance Committee may use a search firm to assist in the search for candidates and nominees and to evaluate the nominees’ skills against the Board’s criteria. Based on its review of all candidates, the Corporate Governance Committee recommends a slate of director nominees for election at the annual meeting of shareholders. The slate of nominees may include both incumbent and new nominees.

Potential candidates are reviewed and evaluated by the Corporate Governance Committee, and certain candidates are interviewed by one or more Corporate Governance Committee members. An invitation to join the Board is extended by the Board itself, through the Chairman and the Chair of the Corporate Governance Committee. If a Board vacancy occurs between annual shareholder meetings, the vacancy may be filled by a majority vote of the directors then in office, and such person will be subject to election by a vote of the shareholders at the next annual shareholder meeting.

During 2007, the Corporate Governance Committee retained a third-party search firm to assist in identifying, evaluating and recruiting potential director candidates. The Corporate Governance Committee screened the candidates and recommended W. Frank Fountain, Jr. and Ruth G. Shaw for election to the Board. The Board subsequently elected Mr. Fountain to the Board effective on June 28, 2007 and elected Dr. Shaw effective on January 1, 2008. See “Proposal No. 1 Election of Directors” on page 17.

Composition of the Board and Categorical Standards

Our Governance Guidelines state that the exact size of the Board will be determined by the Board from time to time. Currently, our Governance Guidelines set the size of the Board at no less than 10 and no more than 18 directors. As a matter of policy, in accordance with NYSE listing standards, we believe that the Board should consist of a majority of independent directors. The Board must affirmatively determine that a director has no material relationship with the Company, either directly or indirectly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has established the following categorical standards for director independence:

A director for whom any of the following is true will not be considered independent:

•	A director who is currently, or has been at any time in the past, an employee of the Company or a subsidiary.

•	A director whose immediate family member is or has been within the last three years an executive officer of the Company.

•	A director who receives, or whose immediate family member receives, more than $100,000 in direct compensation from the Company during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	A director or a director with an immediate family member who is a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance, but not tax planning, practice; or the director or immediate family member was within the last three years, but is no longer, a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	A director who is employed, or whose immediate family member is employed or has been employed within the last three years, as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

Contributions to a tax exempt organization will not be considered to be a material relationship that would impair a director’s independence if a director serves as an executive officer of a tax exempt organization and, within the preceding three years, contributions by the Company in any single fiscal year were less than $1 million or 2% (whichever is greater) of such tax exempt organization’s consolidated gross revenues.

Applying these standards, the Board has affirmatively determined that a majority of our directors qualify as independent and have no material relationship with the Company. The independent directors are Lillian Bauder, W. Frank Fountain, Jr., Allan D. Gilmour, Frank M. Hennessey, Gail J. McGovern, Eugene A. Miller, Charles W. Pryor, Jr., General Josue Robles, Jr., Ruth G. Shaw and James H. Vandenberghe (the “Independent Directors”). The Board has also determined that Anthony F. Earley, Jr., Alfred R. Glancy III and John E. Lobbia are not Independent Directors and may be deemed to be affiliates of the Company under the categorical standards due, in Mr. Earley’s case, to his current employment as CEO; in Mr. Lobbia’s case, to his prior employment as Chairman and CEO; and, in Mr. Glancy’s case, to his prior employment as Chairman and Chief Executive Officer of MCN Energy Group, Inc. (“MCN”). (For more information about our relationship with Mr. Glancy, see “Certain Relationships and Related Transactions” beginning on page 15.)

Board Committees

The Board has standing committees for Audit, Corporate Governance, Finance, Nuclear Review, Organization and Compensation and Public Responsibility. The Board committees act in an advisory capacity to the full Board, except that the Organization and Compensation Committee has direct responsibility for the CEO’s goals, performance and compensation along with compensation of other executives and the Audit Committee has direct responsibility for the independent registered public accounting firm. Each committee has adopted a charter that clearly establishes the committee’s respective roles and responsibilities. In addition, each committee has authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit, Corporate Governance, and Organization and Compensation Committees is independent under our categorical standards and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Board has also determined that each member of the Audit Committee meets the independence requirements under the SEC rules and NYSE listing standards applicable to Audit Committee members.

Selection of the Chairman and the CEO; Presiding Director

Our Bylaws currently provide that the Chairman may simultaneously serve as the CEO of the Company and shall preside at all meetings of the Board. In addition, if the Chairman and CEO positions are held by the same individual, the Board may elect another independent director as Presiding Director who would serve until the next annual meeting. The Presiding Director’s duties include presiding at executive sessions. On May 3, 2007, the Board unanimously elected Mr. Gilmour as the Presiding Director.

Board Meetings and Attendance

The Board met seven times in 2007. A portion of each Board meeting is spent with the Chairman and CEO and no other management members. All of the incumbent directors, except Mr. Lobbia, attended at least 89% of the Board meetings and the meetings of the committees on which they served, seven of whom had a 100% attendance record. Mr. Lobbia’s attendance at Board and committee meetings during 2007 was affected by a medical condition. It is our policy that directors attend annual meetings of shareholders. Nine of the 11 directors then in office attended last year’s annual meeting.

Terms of Office

The Board has not established term limits other than the current three-year terms of office. However, our Governance Guidelines provide that a director is prohibited from being elected after attaining the age of 72, unless the Board waives this provision when circumstances exist which make it prudent to continue the service of a particular director.

Executive Sessions

It is the Board’s practice that the non-management directors meet in executive session at every regular Board meeting and meet in executive session at other times whenever they believe it would be appropriate. The non-management directors met in executive sessions (sessions without the CEO or any representatives of management present) at six of the seven meetings in 2007. At least once per year, the non-management directors meet in executive session to review the Organization and Compensation Committee’s performance review of the CEO and the President. The Presiding Director chairs the executive sessions of non-management directors.

Assessment of Board and Committee Performance

The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. Periodically, the Board performs a peer review of all directors who have served one year or more. The results of the Board and Committee self-assessments are discussed with the Board and each Committee, respectively. The results of the individual peer review are reviewed by the Chair of the Corporate Governance Committee and discussed with the Corporate Governance Committee. The Chair of the Corporate Governance Committee discusses the results of the peer review with individual directors, as directed by the Corporate Governance Committee.

Board Compensation and Stock Ownership

The Company has established a Board compensation structure intended to provide compensation of approximately one-half cash and one-half equity. The Board has stock ownership guidelines that set specific Company stock ownership requirements based on the director’s years of service on the Board. (See “Director Stock Ownership” on page 13.)

Codes of Business Conduct and Ethics

The DTE Energy Board of Directors Code of Business Conduct and Ethics, the Officer Code of Business Conduct and Ethics and The DTE Energy Way are the standards of behavior for Company directors, officers, and employees. Any waiver of, or amendments to, the Board of Directors Code of Business Conduct and

Ethics and the Officer Code of Business Conduct and Ethics as it pertains to the CEO, the Chief Financial Officer, senior financial officers and other Executive Officers, as defined in the “Security Ownership of Directors and Officers” section on page 14, will be disclosed promptly by posting such waivers or amendments on the Company Web site, www.dteenergy.com. There were no waivers or amendments during 2007.

Communications with the Board

The Company has established several methods for shareholders or other non-affiliated persons to communicate their concerns to the directors.

•	Concerns regarding auditing, accounting practices, internal controls, or other business ethics issues may be submitted to the Audit Committee through its reporting channel:

By telephone:	877-406-9448
or
By Internet:	ethicsinaction.dteenergy.com
or
By mail:	For auditing, accounting practices or internal control matters: DTE Energy Company Audit Committee 2000 Second Avenue Room 2441 WCB Detroit, Michigan 48226-1279

For business ethics issues: DTE Energy Company Office of the Assistant to the Chairman 2000 Second Avenue Room 2343 WCB Detroit, Michigan 48226-1279

•	Any other concern may be submitted to the Corporate Secretary by mail for prompt delivery to the Presiding Director at:

Presiding Director c/o Corporate Secretary DTE Energy Company 2000 Second Avenue Room 2465 WCB Detroit, Michigan 48226-1279

Periodically, we revise our governance information in response to changing regulatory requirements and evolving corporate governance developments. Current copies of the Governance Guidelines, committee charters, categorical standards and the codes of ethics referred to above available on our Web site at www.dteenergy.com, in the “Investor Information — Corporate Governance” section. You can also request a copy of any or all of these documents by mailing your request to the Corporate Secretary, DTE Energy Company, 2000 Second Avenue, Room 2465 WCB, Detroit, Michigan 48226-1279.

The information on the Company’s Web site is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The table below reflects the membership and the number of meetings held by each Board committee during 2007.

			Corporate				Nuclear		Organization &		Public
Board Members	Audit		Governance		Finance		Review		Compensation		Responsibility
Lillian Bauder			X	*			X
Anthony F. Earley, Jr.
W. Frank Fountain, Jr.(1)											X
Allan D. Gilmour			X		X	*			X
Alfred R. Glancy III					X						X	*
Frank M. Hennessey	X	*							X
John E. Lobbia					X		X
Gail J. McGovern					X						X
Eugene A. Miller			X		X				X	*
Charles W. Pryor, Jr.					X		X	*
Josue Robles, Jr.	X										X
Howard F. Sims(2)			X				X
James H. Vandenberghe(3)	X		X
2007 Meetings	11		8		8		5		9		5

*	Chair

(1)	Mr. Fountain was elected to the Board on June 28, 2007 and has served on the Public Responsibility Committee since that time.

(2)	Mr. Sims was a member of the Corporate Governance and Nuclear Review Committees until his retirement from the Board effective March 8, 2007.

(3)	Mr. Vandenberghe began serving on the Corporate Governance Committee in May 2007.

Following is a summary of the terms of each committee’s charter and the responsibilities of its members:

Audit Committee

•	Assists the Board in its oversight of the quality and integrity of our accounting, auditing and financial reporting practices and the independence of the independent registered public accounting firm.
•	Reviews scope of the annual audit and the annual audit report of the independent registered public accounting firm.
•	Reviews financial reports, internal controls, and financial and accounting risk exposures.
•	Reviews accounting policies and system of internal controls.
•	Responsible for the appointment, replacement, compensation, and oversight of the independent registered public accounting firm.
•	Reviews and pre-approves permitted non-audit functions performed by the independent registered public accounting firm.
•	Reviews the scope of work performed by the internal audit staff.
•	Reviews legal or regulatory requirements or proposals that may affect the committee’s duties or obligations.
•	Retains independent outside professional advisors, as needed.

The Board has determined that each member of the Audit Committee is financially literate. The Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as that term has been defined by the SEC.

Corporate Governance Committee

•	Reviews and assists the Board with corporate governance matters.
•	Considers the organizational structure of the Board.
•	Recommends the nominees for directors to the Board.
•	Reviews recommended compensation arrangements for the Board, director and officer indemnification, and insurance for the Board.
•	Reviews recommendations for nominations received from shareholders.
•	Reviews shareholder proposals and makes recommendations to the Board regarding the Company’s response.
•	Reviews best practices in corporate governance and recommends corporate and Board policies/practices, as appropriate.
•	Retains independent outside professional advisors, as needed.

Finance Committee

•	Reviews matters related to capital structure.
•	Reviews major financing plans.
•	Recommends dividend policy to the Board.
•	Reviews financial planning policies and investment strategy.
•	Reviews and approves the annual financial plan and forecasts.
•	Reviews certain capital expenditures.
•	Reviews insurance and business risk management.
•	Receives reports on the strategy, investment policies, adequacy of funding and performance of post-retirement obligations.
•	Reviews certain potential mergers and acquisitions.
•	Reviews investor relations activities.
•	Retains independent outside professional advisors, as needed.

Nuclear Review Committee

•	Provides non-management oversight and review of the Company’s nuclear facilities.
•	Reviews the financial, operational and business plans, as well as the performance at the Company’s nuclear facilities.
•	Reviews the policies, procedures and practices related to health and safety, resources and compliance at the Company’s nuclear facilities.
•	Reviews the impact of changes in regulation on the Company’s nuclear facilities.
•	Retains independent outside professional advisors, as needed.

Organization and Compensation Committee

•	Reviews the CEO’s performance and approves the CEO’s compensation.
•	Approves the compensation of certain other executives.
•	Reviews and approves executive employment agreements, severance agreements and change-in-control agreements, along with any amendments to those agreements.
•	Reviews executive compensation programs to determine competitiveness.
•	Recommends to the full Board the officers to be elected by the Board.
•	Reviews succession and talent planning.
•	Administers the executive incentive plans.
•	Retains independent outside professional advisors, as needed.

Public Responsibility Committee

•	Reviews and advises the Board on emerging social, economic, political and environmental issues.
•	Reviews our policies on social responsibilities.
•	Reviews employee policies and safety issues related to employees, customers and the general public.
•	Reviews performance and strategic initiatives and activities relating to the environment.
•	Retains independent outside professional advisors, as needed.

BOARD OF DIRECTORS RISK MANAGEMENT FUNCTIONS

As a part of its oversight function, the Board monitors how management operates the Company. When granting authority to management, approving strategies and receiving management reports, the Board must understand and consider, among other things, the risks and vulnerabilities we face. The committees facilitate this oversight function. The Audit Committee considers risk issues associated with our overall financial reporting and disclosure process and legal compliance. To achieve that goal, the Audit Committee meets with the Chief Financial Officer, the General Auditor, the Chief Risk Officer and the independent registered public accounting firm in executive sessions at least quarterly, and with the General Counsel and Chief Compliance Officer as determined from time to time by the Audit Committee. The Audit Committee also reviews policies on risk control assessment and accounting risk exposure. The Finance Committee oversees financial, capital and insurance risk. The Nuclear Review Committee reviews risk relating to the operation of our nuclear power facilities. Other committees, such as the Public Responsibility Committee, deal with other matters of risk associated with social responsibility, reputation, safety and the environment. We also have an internal Risk Management Committee, chaired by the CEO and comprised of senior officers, that, among other things, directs the development and maintenance of comprehensive risk management policies and procedures, reviews and monitors enterprise risk exposure, reviews and approves counter-party credit and establishes risk limits.

BOARD OF DIRECTORS COMPENSATION

Elements of Director Compensation

Employee directors receive no payment for service as directors. The goal of our compensation policies for non-employee directors is to tie their compensation to your interests as shareholders. Accordingly, approximately 50% of a director’s annual compensation is in the form of equity-based compensation, including phantom shares of our common stock. The compensation program for non-employee directors is reviewed on an annual basis by the Board. This review includes a review of a comparative peer group of companies that is identical to the peer group used to review executive compensation (See “Executive Compensation — Compensation Discussion and Analysis” beginning on page 25). Based on the review completed in June 2007, two changes were made to the non-employee director compensation program. Beginning in mid-2007 and continuing through 2008, (1) the Presiding Director shall be awarded a retainer of $15,000 per year, and (2) the retainer for the Chair of the Organization and Compensation Committee shall be increased from $5,000 per year to $10,000 per year. For total compensation paid to each director during 2007, see the “2007 Director Compensation Table” on page 46. The compensation program is described below.

Cash Compensation
Cash retainer	$50,000 annually
Presiding Director retainer	$15,000 annually
Committee chair retainer	$10,000 annually Audit Committee Chair and Organization and Compensation Committee Chair
$5,000 annually all other committee chairs
Committee meeting fee	$1,000 per meeting
Board meeting fee	$2,000 per meeting
Equity Compensation
Upon first election to the Board	1,000 shares of restricted common stock
Annual stock compensation	1,750 phantom shares of DTE common stock*

*	Phantom shares of DTE common stock are credited to each non-employee director’s account in January of each year. Phantom share accounts are also credited with dividend equivalents which are reinvested into additional phantom shares. For phantom shares granted after 2004, payment of the cash value is made three years after the date of grant unless otherwise deferred by voluntary election of the director. For phantom shares granted before 2005, payment of the cash value occurs only after the date a director terminates his or her service on the Board.

Payment of Non-Employee Director Fees and Expenses

Non-employee directors may defer up to 100% of their annual retainer and meeting fees into an unfunded deferred compensation plan. Retainers and all meeting fees for non-employee directors are either (i) payable in cash or (ii) at the election of the director, deferred into an account pursuant to the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. Deferred fees may accrue for future payment, with interest accrued monthly at the 5-year U.S. Treasury Bond rate as of the last business day of each month or, at the election of the director, they may be invested in phantom shares of our common stock with all imputed dividends reinvested.

In addition to the retainers and fees, non-employee directors are reimbursed for their travel expenses incurred in attending Board and committee meetings, along with reimbursement for fees and expenses incurred when attending director education seminars.

Additional payments are provided to Mr. Glancy in connection with the DTE/MCN merger in 2001. See page 16 for a description of the terms of Mr. Glancy’s agreement with the Company.

Directors’ Retirement Plan

Benefits under the DTE Energy Company Retirement Plan for Non-Employee Directors were frozen as of December 31, 1998, and all non-employee directors were deemed vested on that date. No further benefits will accrue. Messrs. Gilmour and Miller and Dr. Bauder are the only current directors covered by this plan and, upon their retirement from the Board, they will each receive $3,415 per month for 45, 111, and 152 months, respectively.

Director Life Insurance

The Company provides each non-employee director with group-term life insurance in the amount of $20,000 and travel accident insurance in the amount of $100,000.

Director Stock Ownership

We have established stock ownership guidelines for directors to more closely tie their interests to those of shareholders. Under these guidelines, the Board requires that each director own shares of the Company’s common stock beginning no later than 30 days after election to the Board. In addition, directors are required to own, within five years after initial election to the Board, shares of Company stock having a value equal to two times their annual cash and phantom stock compensation. Common stock, time-based restricted stock, and phantom shares held by a director are counted toward fulfillment of this ownership requirement. As of January 2, 2008, all directors met the initial common stock ownership requirement and those directors who have served as a director for at least five years after their initial election have fulfilled the five-year requirement.

Indemnification

The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth information as of January 2, 2008 with respect to beneficial ownership of common stock, phantom stock, performance shares, and options exercisable within 60 days for (i) each of our directors and nominees for director, (ii) our CEO, chief financial officer, and the three other highest paid executives (the “Named Executive Officers”), and (iii) all executives and directors as a group. Executive officers for this purpose are those individuals defined as Executive Officers under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, each of the named individuals has sole voting and/or investment power of the shares identified. To our knowledge, no member of our management team or director was a beneficial owner of one percent or more of the outstanding shares of common stock as of January 2, 2008.

Amount and Nature of Beneficial Ownership as of January 2, 2008

				Other Shares That	Options Exercisable
Name of Beneficial Owners	Common Stock(1)		Phantom Stock(2)	May Be Acquired(3)	Within 60 Days

Gerard M. Anderson	85,341		5,970	44,000	216,666
Lillian Bauder	4,983		14,771	0	2,000
Robert J. Buckler	60,803		10,154	25,000	131,999
Anthony F. Earley, Jr.	195,585	(4)	18,807	107,000	728,999
W. Frank Fountain, Jr.	1,000		1,750	0	0
Allan D. Gilmour	2,400		14,771	0	4,000
Alfred R. Glancy III	7,069		11,991	0	46,464	(5)
Frank M. Hennessey	6,365	(6)	25,104	0	4,000
John E. Lobbia	24,058	(7)	13,349	0	4,000
Gail J. McGovern	1,000		8,062	0	1,000
David E. Meador	29,841		2,497	18,000	74,333
Eugene A. Miller	2,400		16,575	0	4,000
Bruce D. Peterson	24,483		1,684	15,000	58,000
Charles W. Pryor, Jr.	300		13,349	0	3,000
Josue Robles, Jr.	1,000		8,062	0	1,000
Ruth G. Shaw	1,000		1,750	0	0
James H. Vandenberghe	2,000		6,003	0	0
Directors & Executive Officers as a group — 24 persons	524,415		177,154	251,910	1,486,919

(1)	Includes directly held common stock, restricted stock and shares held pursuant to the 401(k) plan.

(2)	Phantom shares are acquired as follows: (a) by non-employee directors (i) as compensation under the DTE Energy Company Deferred Stock Compensation Plan for Non-Employee Directors and (ii) through participation in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees, and (b) by executive officers pursuant to the (i) DTE Energy Company Supplemental Savings Plan, (ii) DTE Energy Company Executive Deferred Compensation Plan and (iii) DTE Energy Company Executive Supplemental Retirement Plan. Phantom shares may be paid out in either cash or stock.

(3)	Represents performance shares under the Long-Term Incentive Plan (as described on page 31) that entitle the executive officers to receive shares or cash equivalents (or a combination thereof) in the future if certain performance measures are met. The performance share numbers assume that target levels of performance are achieved. Performance shares are not currently outstanding shares of our common stock and are subject to forfeiture if the performance measures are not achieved over a designated period of time. Executive Officers do not have voting or investment power over the performance shares until performance measures are achieved. See the discussion in “Executive Compensation — Compensation Discussion and Analysis” beginning on page 25.

(4)	Includes 1,396 shares held by Mr. Earley’s son. Mr. Earley disclaims beneficial ownership of such shares.

(5)	Includes options to acquire a total of 42,464 shares of DTE common stock received in the merger with MCN. Mr. Glancy received 62,464 options in the merger with MCN in exchange for his options to acquire 100,000 shares of MCN common stock. Mr. Glancy exercised 20,000 of these options in 2007.

(6)	5,000 shares of common stock reflected in the above table are held by Mr. Hennessey in a margin securities account.

(7)	24,058 shares of common stock reflected in the above table are held by Mr. Lobbia in a margin securities account.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors and officers (to our knowledge, we do not have any 10% shareholders) regarding the necessity of filing reports. Based on our review, the sale of Company shares in March 2007 by Howard F. Sims, who retired as a director effective March 8, 2007, was not timely reported due to an administrative oversight. In addition, the sale of shares by Mr. Earley’s adult son was reported late on a Form 5. Mr. Earley disclaims beneficial ownership of the shares held by his son.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the only persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding common stock.

		Amount and Nature of	Percent
Title of Class	Name of Beneficial Owner	Beneficial Ownership	of Class

Common Stock	Barclays Global Investors, NA	9,667,906(1)	5.91%
	45 Fremont Street San Francisco, CA 94105

(1)	Based on information contained in Schedule 13G filed on February 5, 2008. Shares listed as beneficially owned by Barclays are owned by the following entities: Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited and Barclays Global Investors Australia Limited, which respectively have sole dispositive power and are deemed to beneficially own 3,422,510, 5,339,794, 663,745, 156,063, 59,581 and 26,213 of the shares shown in the table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-person transactions have the potential to create actual or perceived conflicts of interest. The Company has policies in place to address related-party transactions. In addition, our Corporate Governance Committee and Audit Committee review potential dealings or transactions with related-parties. In general, employees and directors may not be involved in a business transaction where there is a conflict of interest with the Company. The DTE Energy Way requires non-officer employees to report conflicts of interest or potential conflicts of interest to their respective superiors; the Officer Code of Conduct and Ethics requires officers to report conflicts of interest or potential conflicts of interest to the Company’s General Counsel or to the Company’s Board of Directors; and the Board of Directors Code of Business Conduct and Ethics requires directors to disclose conflicts of interest or potential conflicts of interest to the Company’s Corporate Governance Committee or the Chairman of the Board. For directors and officers, any waivers of the Company’s conflict of interest policy must be approved by the Board or a Board committee, as required under the Officer Code of Conduct and Ethics or Board of Directors Code of Business Conduct and Ethics.

Mr. Glancy was the Chairman and Chief Executive Officer of MCN at the time of the DTE/MCN merger in 2001. In connection with the merger, we entered into an agreement with Mr. Glancy which, among other things, states that (a) we agreed to nominate Mr. Glancy to the Board in accordance with our normal procedures until he reaches the mandatory retirement age for Board members; (b) Mr. Glancy will receive personal secretarial services for three days a week; (c) for as long as Mr. Glancy remains a member of our Board, we will provide him with a home security system; (d) in the event that the Internal Revenue Service determines or claims that any payments or benefits provided to Mr. Glancy constitute “excess parachute payments,” we will make a tax reimbursement payment to him in accordance with the agreement; and (e) we will indemnify Mr. Glancy from any actions, suits or proceedings in connection with the agreement. Mr. Glancy is responsible for paying taxes on the imputed income relating to the secretarial services and home security system.

In addition, Mr. Hennessey and Mr. Sims were directors of MCN at the time of the merger. The shares each director owned under the MCN Energy Group Inc. Nonemployee Directors’ Compensation Plan were converted to cash at the time of the merger and placed in cash balance accounts for each director in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. The cash balance accounts are managed by the Company, with interest accumulating at a 10-year Treasury rate, with a 10-year payout beginning in 2001. During 2007, Mr. Hennessey received $74,590 and Mr. Sims received $65,865.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Bylaws require that the Board be divided into three classes. One class of directors is elected each year for a three-year term. In addition, the Board elected Mr. Fountain to the Board in June 2007 and elected Dr. Shaw to the Board effective January 2008. Mr. Fountain was elected to the class of directors whose term expires in 2008 and Dr. Shaw was elected to the class of directors whose term expires in 2009. Our Bylaws require that persons elected by the Board of Directors to fill vacancies are subject to election by a vote of the shareholders at the next annual shareholder meeting. Based on the foregoing, four directors are nominated for election for terms expiring in 2011 and Dr. Shaw has been nominated for election for a term expiring in 2009. All of the nominees have consented to serve if elected.

Proxies cannot be voted for more than five persons. If any nominee becomes unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card have discretionary authority to vote for a substitute nominee or nominees. It is anticipated that all nominees will be available for election.

Brief biographies of each nominee for election at this meeting and each director continuing in office are provided on the following pages. The information includes each person’s principal occupation(s) and business experience for at least the past five years. The dates shown for service as a director of DTE include service as a director of The Detroit Edison Company (“Detroit Edison”), our former corporate parent and, as a result of a share exchange in 2001, now our wholly-owned subsidiary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR ELECTION AT THIS MEETING.

Nominees For Election At This Meeting For Terms Expiring In 2011

Lillian Bauder, age 68 Director since 1986
 •   Retired Vice President, Masco Corporation (consumer products and services provider). Former Vice President, Masco Corporation (January 2005 through December 2006). Vice President for Corporate Affairs, Masco Corporation (October 1996 through December 2005); Chairman and President, Masco Corporation Foundation (October 1996 through December 2005)
 •   Director of DTE and Comerica Incorporated and director or trustee of many community and professional organizations
• Rutgers University (B.A. from Douglass College) and University of Michigan (M.A. and Ph.D.)

W. Frank Fountain, Jr., age 63 Director since 2007
 •   Senior Vice President, External Affairs and Public Policy, Chrysler LLC (since 1998); Vice President, Government Affairs (1995 - 1998)
 •   Director of DTE and director or trustee of many community and professional organizations
• Hampton University (B.A. in history and political science) and University of Pennsylvania Wharton (M.B.A.)

Josue Robles, Jr., age 62                         Director since 2003
 •   President and CEO of United Services Automobile Association (since December 2007). Former Executive Vice President, Chief Financial Officer and Corporate Treasurer, United Services Automobile Association (since 1994) (insurance and financial services provider)
 •   Director of DTE and director or commissioner of many community and professional organizations
 •   Kent State University (B.B.A. in accounting) and Indiana State University (M.S.B.A.)
 •   Retired United States Army Major General, served over 28 years including an assignment as budget director for the Pentagon and Commanding General, 1st Infantry Division, The Big Red One

James H. Vandenberghe, age 58            Director since 2006
 •   Vice Chairman, Lear Corporation (since 1998). Former Chief Financial Officer, Lear Corporation (1998 - 2007)
 •   Director of DTE, Lear Corporation, Federal-Mogul Corporation and director or trustee of many community and professional organizations
 •   Western Michigan University (B.A. in Business Administration) and Wayne State University (M.A. in Business Administration)

Nominee For Election At This Meeting For A Term Expiring In 2009

Ruth G. Shaw, age 60                         Director since 2008
 •   Executive Advisor, Duke Energy; Retired Group Executive for Public Policy and President, Duke Nuclear (2006 - 2007), President and CEO, Duke Power Company (2003 - 2006)
 •   Director, DTE Energy, The Dow Chemical Company, Wachovia Corporation and director of many community and professional organizations
 •   Previous Member of Nuclear Energy Institute and Institute of Nuclear Power Operations Boards
 •   East Carolina University (B.A. and M. A. in English ) and University of Texas at Austin (Ph.D. in Higher Education Administration)

Directors Whose Present Terms Continue Until 2009

Alfred R. Glancy III, age 70                    Director since 2001
 •   Director, Unico Investment Company since 1974 and its Chairman since 2000. Chairman, Unico Investment Group LLC since January 2007. Retired Chairman and Chief Executive Officer, MCN Energy Group Inc. (1988 - 2001)
 •   Director of DTE and ShoreBank Corporation and director or trustee of many community and professional organizations
 •   Princeton University (B.A. in economics) and Harvard Business School (M.B.A.)

John E. Lobbia, age 66 Director since 1988
 •   Retired Chairman of the Board and Chief Executive Officer, DTE (1995 - 1998)
 •   Chairman of the Board, Chief Executive Officer, and President, DTE (1989 - 1995)
 •   Director of DTE and former trustee of many community and professional organizations
• University of Detroit (B.A. in electrical engineering)

Eugene A. Miller, age 70                         Director since 1989
 •   Retired Chairman, President and Chief Executive Officer, Comerica Incorporated and Comerica Bank (1993 -2002)
 •   Director of DTE, Handleman Company and TriMas Corporation and director of many community and professional organizations
 •   Detroit Institute of Technology (B.B.A.)

Charles W. Pryor, Jr., age 63                    Director since 1999
 •   Chairman, Urenco Investments, Inc. (January 2007), President and Chief Executive Officer, Urenco Investments (2006 - 2007), and President and Chief Executive Officer, Urenco, Inc. (2003-2006) (mineral enrichment provider). Former Chief Executive Officer, Utility Services Business Group of British Nuclear Fuels, plc (2002 - 2003). Former Chief Executive Officer, Westinghouse Electric Co. (1997 - 2002)
 •   Director of DTE and Progress Energy, Inc.
 •   Virginia Tech (B.S. in civil engineering, M.S. and Ph.D. in structural engineering) and Northeastern University (Executive M.B.A.)

Directors Whose Present Terms Continue Until 2010

Anthony F. Earley, Jr., age 58                    Director since 1994
 •   Chairman of the Board and Chief Executive Officer (since 1998) and President and Chief Operating Officer (1994 - 2004), DTE
 •   Director of DTE, Comerica Incorporated and Masco Corporation and director or trustee of many community and professional organizations
 •   University of Notre Dame (B.S. in physics, M.S. in engineering and J.D.)

Allan D. Gilmour, age 73                         Director since 1995
 •   Retired Vice Chairman, Ford Motor Company. Former Vice Chairman, Ford Motor Company from November 1992 until his initial retirement in January 1995 and returned to Ford Motor Company as Vice Chairman from May 2002 until his retirement in February 2005
 •   Director of DTE and Universal Technical Institute, Inc., and director or trustee of many community and professional organizations
 •   Harvard University (B.A. in economics) and University of Michigan (M.B.A.)

Frank M. Hennessey, age 70                    Director since 2001
 •   Chairman and Chief Executive Officer, Hennessey Capital, LLC (since 2002) (finance company). Former Chairman of Emco Limited (1995 - 2003) (building materials manufacturer and distributor) and Vice Chairman and Chief Executive Officer of MascoTech, Inc. (1998 - 2000) (transportation industry metalwork manufacturer)
 •   Director of DTE and director or trustee of many community and professional organizations
 •   Northeastern University (B.S.)

Gail J. McGovern, age 56                         Director since 2003
 •   Professor, Harvard Business School (since 2002). President of Fidelity Personal Investments, a unit of Fidelity Investments (1998 - 2002) and Executive Vice President of Consumer Markets, a division of AT&T (1997 - 1998)
 •   Director of DTE and Hartford Financial Services Group, Inc. and trustee of John Hopkins University
 •   Johns Hopkins University (B.A. in quantitative sciences) and Columbia University (M.B.A.)

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the shareholders, the Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year 2008. Deloitte & Touche LLP has performed this function since 1995. For the years ended December 31, 2007 and 2006, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”).

Representatives of Deloitte will be present at the annual meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.

Fees To The Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2007, and fees billed for other services rendered by Deloitte during those periods.

	2006	2007

Audit fees(1)	$7,669,074	$9,206,396
Audit related fees(2)	217,908	855,296
Tax fees(3)	244,104	126,095
All other fees	—	—

Total	$8,131,086	$10,187,787

(1)	Audit fees consist of fees for professional services performed by Deloitte for the audits of the Company’s annual financial statements included in the Company’s Form 10-K and of the Company’s internal control over financial reporting, the review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with regulatory filings or engagements. Audit fees are presented on an Audit Year basis in accordance with SEC guidance and include an estimate of fees incurred for the 2007 Audit Year. The increase in audit fees is principally due to the Company’s implementation of its Enterprise Business System in 2007.

(2)	Represents the aggregate fees billed for audit-related services, including internal control reviews and various attest services.

(3)	Represents fees billed for tax services, including tax reviews and planning.

Policy On Audit Committee Pre-Approval Of Audit And Permissible Non-Audit
Services Of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding the independence of the registered public accounting firm, the Audit Committee is responsible for appointing, approving professional service fees of, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engaging the independent registered public accounting firm, the Audit Committee pre-approves these services by category of service. The Audit Committee may delegate to the Chair of the Audit Committee, or to one or more other designated members of the Audit Committee, the authority to grant pre-approvals of all permitted services or classes of these permitted services to be provided by the independent registered public accounting firm up to, but not exceeding, a pre-defined limit. The decisions of the designated member to pre-approve a permitted service is reported to the Audit Committee at each scheduled meeting. At least quarterly, the Audit Committee reviews:

•	A report summarizing the services, or groupings of related services, including fees, provided by the independent registered public accounting firm.

•	A listing of new services requiring pre-approval, if any.

•	As appropriate, an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.

For the year 2007, all audit, audit-related, tax and other services performed by Deloitte were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of the non-audit services by Deloitte during 2007 were compatible with maintaining independence of the registered public accounting firm.

Report Of The Audit Committee

The purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function. All members of the Audit Committee meet the criteria for independence as defined in our categorical standards and the audit committee independence requirements under the SEC rules. The Audit Committee Charter also complies with requirements of the NYSE.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion as to their conformity with GAAP. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or internal control over financial reporting or guarantee the independent registered public accounting firm’s reports. The Audit Committee relies, without independent verification, on the information provided to it including representations made by management and the reports of the independent registered public accounting firm.

The Audit Committee discussed with Deloitte the matters required to be discussed by audit standards, SEC regulations and NYSE requirements. Disclosures were received from Deloitte regarding its independence as required by Independence Standards Board Statement No. 1 and discussed with them. The Audit Committee has considered whether the services provided by Deloitte other than those services relating to audit services are compatible with maintaining Deloitte’s independence. The Audit Committee has concluded that such services have not impaired Deloitte’s independence. The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2007 with management and Deloitte. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2007. The Audit Committee reviewed and discussed Management’s Report on Internal Control over Financial Reporting as of December 31, 2007 with management and Deloitte. Based on the review and discussions noted above, the Audit Committee recommended to the Board that Management’s Report on Internal Control over Financial Reporting as of December 31, 2007 be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2007.

Audit Committee

Frank M. Hennessey, Chair
Josue Robles, Jr.
James H. Vandenberghe

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3 — SHAREHOLDER PROPOSAL

The Company expects the following shareholder proposal to be presented for consideration at the annual meeting by the Office of the Comptroller of New York City, as the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System (collectively, the “New York City Funds”), which beneficially own an aggregate of 460,137 shares of the Company’s Common Stock as of October 29, 2007. The proposal, along with the supporting statement, is included below. The New York City Funds’ request was submitted by William C. Thompson, Jr., Comptroller, City of New York, 1 Centre Street, New York, New York 10007-2341 on behalf of the Boards of Trustees of the New York City Funds.

The following proposal and supporting statement was submitted by the New York City Funds:

SHAREHOLDER PROPOSAL AND SUPPORTING STATEMENT

Resolved, that the shareholders of DTE Energy (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Supporting Statement

As long-term shareholders of DTE Energy, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy and in the best interest of DTE Energy and its shareholders. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to DTE Energy and its shareholders.

DTE Energy contributed at least $1.2 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine, available at http://moneyline.cq.com/pm1/home.do and National Institute on Money in State Politics, available at http://www.followthemoney.org/index.phtml)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even corporate management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Dell, Aetna and American Electric Power that support political disclosure and accountability and disclose this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

BOARD AND MANAGEMENT RESPONSE

THE BOARD OF DIRECTORS AND MANAGEMENT OPPOSE THIS SHAREHOLDER PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW:

DTE Energy has a long tradition as a responsible corporate citizen and is committed to complying with the law regarding political contributions and expenditures. The Board believes the Company has a responsibility to shareholders to be engaged and to participate in the political process with respect to issues that affect the Company or are significant to our business. The Board also believes that it is in the best interests of our shareholders to support the legislative process by making corporate political contributions to organizations when such contributions are consistent with the Company’s business objectives and are permitted by federal, state and local laws.

The Board has considered this proposal and believes that adoption of this resolution is unnecessary, as information about, and links to, publicly available information concerning political contributions are available on our Web site at dteenergy.com/corporateGovernance/political.html and available through various political contribution disclosure laws. In addition, the Company has adopted a formal policy on corporate political participation that applies to all employees of the Company and its subsidiaries and is incorporated in our daily business practices. A copy of this policy is available on our Web site at dteenergy.com/corporateGovernance/pdfs/politicalParticipation.html. Among other things, the policy provides as follows:

A. Corporate Contributions — Our policy mandates that corporate contributions to political organizations be made only as permitted by applicable laws and authorized by our Vice President — Corporate & Government Affairs. Disclosure of the amount of these contributions will be annually posted on our Web site.

B. Political Action Committee Contributions — Political contributions to federal, state and local candidates, political party committees, and political action committees are made by the DTE Energy Political Action Committee (PAC), which is funded by voluntary contributions from eligible DTE Energy employees. The PAC’s activities are guided by a steering committee comprised of PAC members elected by all PAC members and are subject to comprehensive regulation, including detailed disclosure requirements. PAC contributions are reported to the Federal Election Commission and the Michigan Secretary of State’s Bureau of Elections. Links to these organizations are available on our Web site.

C. Trade Associations — DTE Energy belongs to a number of trade associations that participate in the political process. DTE Energy’s sole purpose in becoming a member of these trade associations is not for political purposes, as DTE Energy may not agree with all positions taken by trade associations on issues. The benefits that DTE Energy does receive from trade associations are primarily expertise and the ability to gain insight on industry setting standards. Our policy on political participation provides that DTE Energy will request that trade associations to which our dues or other payments are significant provide a breakdown of the portion of our dues or payments that were used for political contributions. This information is included in the annual Board report of PAC and political activities.

D. Board Oversight — The Company’s political activities are reviewed annually by the Public Responsibility Committee of the DTE Energy Board of Directors. We believe this oversight process ensures accountability and transparency for the Company’s corporate political activities.

Given the adoption of the Company’s policy on corporate political participation discussed above and the mandatory public disclosure requirements already required under the law, the Board has concluded that the Company’s policy and disclosures exceed what is required by the law. This, coupled with ample public information regarding DTE Energy’s political participation, appropriately addresses the concerns cited in the Funds’ proposal.

While the Company supports many of the objectives expressed in the shareholder proposal, the Company believes that the level of specific disclosure requested by the proposal could have unintended consequences and could hinder DTE Energy’s ability to pursue its business and strategic objectives. For example, disclosing specific contributions made to political parties, committees and other organizations could lead to increased requests for contributions from the Company from other such organizations with similar or opposing views. Additionally, such disclosure would make it easier for competitors and opponents to discern the Company’s public policy and political strategies which could have negative consequences for the Company.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

CONSIDERATION OF ANY OTHER BUSINESS THAT MAY COME BEFORE
THE MEETING

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Overview

Your understanding of our executive compensation program is important to us. The goal of this Compensation Discussion and Analysis is to explain:

•	Our compensation philosophy and objectives for executives of the Company including our Named Executive Officers;

•	The roles of our Organization and Compensation Committee of the Board and management in the executive compensation process;

•	The key components of the executive compensation program; and

•	The decisions we make in the compensation process that align with our philosophy and objectives.

Throughout this Proxy Statement, the term “Named Executive Officers” means: (1) the Chairman and CEO, Anthony F. Earley, Jr.; (2) the Executive Vice President and Chief Financial Officer, David E. Meador; (3) the President and Chief Operating Officer, Gerard M. Anderson; (4) the Group President of our electric utility subsidiary, Detroit Edison, Robert J. Buckler; and (5) the Senior Vice President and General Counsel, Bruce D. Peterson. In addition, the term “executive” includes the Named Executive Officers and individuals who are at or above the level of corporate vice president (or equivalent), the General Auditor, and other individuals whose base annual salary is at or above $225,000, and includes Executive Officers as defined by the Exchange Act.

Philosophy and Objectives

Our executive compensation philosophy is to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We will continue to emphasize performance-based compensation for results that are consistent with shareholder interests. The main objectives underlying this philosophy are:

•	Compensation must be competitive in order to attract and retain talented executives — data from peer group companies are taken into consideration when analyzing our compensation practices and levels;

•	Compensation should have a meaningful performance component — a portion of an executive’s total compensation opportunity is linked to predefined short-term and long-term corporate and financial objectives along with an executive’s individual performance; and

•	Compensation must include equity-based elements to encourage executives to have an ownership interest in the Company.

Role of the Organization and Compensation Committee

The Board has a long-standing process for determining executive compensation that is performance-based, objective, and transparent. The process is designed to serve the purpose of recruiting, retaining and motivating executives for the benefit of shareholders. The Board-designed governance process expressly delegates to the Organization and Compensation Committee (the “O&C Committee”) the responsibility to determine and approve the CEO’s compensation, as well as the compensation of certain other executives. The O&C Committee makes all decisions regarding compensation for the Named Executive Officers. Although the responsibilities have been delegated, the entire Board maintains oversight and receives direct reports after each O&C Committee meeting.

The O&C Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the O&C Committee makes. Generally, the O&C Committee is responsible for our executive compensation program throughout the enterprise (including affiliates and subsidiaries). The O&C Committee responsibilities for executive compensation are more fully detailed in its charter, which is available at http://www.dteenergy.com/corporateGovernance/organization.html. The O&C Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic marketplace in which we compete for talent. To the extent necessary, the O&C Committee also works with other Board Committees to review or approve reports, awards and other matters relating to compensation. For example, the Finance Committee reviews the financial components of performance targets and measures, the Corporate Governance Committee assists in the review of this Compensation Discussion and Analysis and the Audit Committee reviews the internal controls over the data reported herein.

The O&C Committee uses information from several external sources to monitor and achieve an executive compensation program that supports our business goals and attracts executives whose performance will be measured against those goals. Independent outside consultants and external information enable the O&C Committee to maintain impartial decision-making regarding performance and pay. The O&C Committee annually reviews each component of the Named Executive Officers’ compensation and is advised directly by the outside compensation consulting firm, discussed in further detail below, in connection with such review. The O&C Committee, based on input from its consultant and management and a review of competitive data from peer group companies (as discussed below), believes that the current structure is appropriately balanced and competitive to accomplish the important tasks of recruiting, retaining, and motivating talented executives in the energy industry in which we compete.

Independent Review of Compensation Program — The O&C Committee employs an outside consulting firm, Mercer Human Resources Consulting LLC (“Mercer HR”), a subsidiary of Marsh & McClennan Companies, Inc. (“Marsh”), to advise the O&C Committee on various executive compensation matters, including current compensation trends. Mercer HR also provides objective recommendations as to the design of our executive compensation program. Mercer HR reports directly to the O&C Committee. Use of this outside consultant is an important component of the compensation setting process, as it enables the O&C Committee to make informed decisions based on market data and practices. The representative from Mercer HR, who is considered a leading professional in the compensation field, attends O&C Committee meetings, meets with Committee members in executive session and consults with the members as required.

Mercer HR has served as the O&C Committee’s outside consultant since 2002 and is considered to be an independent consultant. Mercer HR has no affiliations with any of the Named Executive Officers or members of the Board other than in its role as an outside consultant. The lead consultant and partner in charge of Mercer HR, who provides executive compensation consulting services to the O&C Committee, does not provide any other services to the Company. During 2007, all work performed by Mercer HR (a) outside the scope of the O&C Committee on executive compensation matters, and (b) which had a total cost of $25,000 or greater, required pre-approval by the O&C Committee. Beginning in 2008, the O&C Committee will pre-approve work to be performed by Mercer HR and its affiliates using this criteria.

During 2007, Mercer HR provided health and welfare consulting services to the Company. Marsh USA Inc., another subsidiary of Marsh, provides insurance brokering and loss prevention services to the Company. The O&C Committee approved these additional services. In 2007, we paid Mercer HR approximately $150,000 for advising the O&C Committee on executive compensation. In addition, we paid Mercer HR approximately $626,000 for health and welfare consulting, approximately $298,000 for union negotiation support and approximately $395,000 for pension administration and conversion services. Approximately $231,000 of the $395,000 paid for pension administration and conversion services was for services performed in 2006 and paid in 2007. We discontinued using Mercer HR for pension administration services at the end of 2006.

Management’s Role

Our management works closely with the O&C Committee in the executive compensation process. Excluding the CEO’s compensation, management’s responsibilities include:

•	Recommending performance targets and measures that are formulated based on our corporate strategy and priorities;

•	Reporting executive performance evaluations;

•	Recommending base salary levels and other compensation, including equity awards; and

•	Recommending appointment of executives.

The CEO’s compensation is determined solely by the O&C Committee, which bases its decisions on performance and market studies.

Compensation and Peer Group Assessment — Each component of executive compensation (see “Key Components of Executive Compensation” below) is compared, measured and evaluated against a peer group of companies. The O&C Committee approves the peer group and periodically reviews and updates the companies included in that group. Management also retains Hewitt Associates (“Hewitt”), another external consulting firm, to conduct a market study every two years covering compensation practices for similar positions in the peer group. Hewitt’s comprehensive data base includes most of our desired utility/energy peer companies and also includes data for most of our utility/energy-related executive positions. The most recent study was completed in September 2007.

The peer group for Hewitt’s study, as approved by the O&C Committee, consisted of the following companies. Most of these companies, along with DTE, participate in the same independent compensation surveys. The surveys provide us with availability of data needed for accurate compensation comparisons. The peer group consists primarily of utilities (including utility holding companies), broad-based energy companies, and significant non-energy companies selected on the basis of revenues, financial strength, geographic location, and availability of compensation information. The O&C Committee reviews the peer group data for the Named Executive Officers and the Company’s mix of compensation components in making compensation decisions.

Utility/Energy Companies	Non-Energy Companies

Allegheny Energy, Inc.*	Comerica Incorporated*
Ameren Corporation	Cummins Inc.
American Electric Power Company, Inc.	Eaton Corporation
CenterPoint Energy, Inc.	Johnson Controls, Inc.
CMS Energy Corporation	Kellogg Company
Constellation Energy Group, Inc.	Masco Corporation
Dominion Resources, Inc.	Owens Corning
Duke Energy Corporation*	PPG Industries, Inc.
Edison International	The Sherwin-Williams Company
Entergy Corporation*	TRW Automotive Inc.
FirstEnergy Corp.	Whirlpool Corporation
NiSource Inc.
PG&E Corporation
PPL Corporation
Public Service Enterprise Group Incorporated
SCANA Corporation
Sempra Energy
The Southern Company
TXU Corp. (Now known as Energy Future Holdings Corp.)

*	These companies were added to the 2007 study replacing Cinergy Corp., FPL Group, Inc., Lear Corporation and Pulte Homes, Inc. Peer group changes are primarily driven by the availability of data and status as a comparable company.

Key Components of Executive Compensation

The key components of the compensation program include the following:

•	Base Salary

•	Annual and Long-Term Incentive Plans

•	Retirement and Other Benefits

•	Post-Termination Agreements (Severance and Change-in-Control)

While the programs and pay levels reflect differences in job responsibilities, the structure of the compensation and benefits program is applied consistently to our Named Executive Officers, including the CEO. The following is a more detailed discussion of the components of the Company’s executive compensation program:

Base Salary

The objective of base salary is to provide a stable, fixed source of income that reflects an executive’s job responsibilities, experience, value to the Company, and demonstrated performance. When setting individual base salary levels, we consider several factors, including (i) the market reference point for the executive’s position based on information received from Hewitt, (ii) the responsibilities of the executive’s position, (iii) the experience and performance of the individual, and (iv) retention issues. Market reference points target the median for most positions, adjusted to take into account differences in company size within the peer group. In addition, we establish midpoints for each executive group level for determining base salary for those executives whose jobs cannot be easily matched in the marketplace. These midpoints are consistent with the market reference points for other executives in the same executive group. Annually, we review these midpoints to ensure they are consistent with the market and make salary adjustments, when appropriate.

Annual and Long-Term Incentive Plans

We have two primary incentive plans that reward executives for performance. The plans are consistent with our objectives of tying compensation to performance and encouraging executives to align their interests with those of the shareholders of the Company. The DTE Energy Company Annual Incentive Plan (the “Annual Incentive Plan”) allows us to reward executives with annual cash bonuses for performance against pre-established objectives based on work performed in the prior year. The DTE Energy Company 2006 Long-Term Incentive Plan allows us to grant executives long-term equity incentives to encourage continued employment with DTE, to accomplish pre-defined long-term performance objectives and create shareholder alignment. On April 27, 2006, the Company’s shareholders approved the 2006 Long-Term Incentive Plan, which replaced the 2001 Stock Incentive Plan (the two plans are referred to collectively as the “Long-Term Incentive Plan”).

Over the last several years, the weight given to the incentive programs, especially in the area of long-term incentives, has gradually been increased to more closely align us with practices in the peer group. We believe the current mix among base salary, the Annual Incentive Plan and the Long-Term Incentive Plan is appropriately set to provide market-competitive compensation when Company performance warrants. The mix is more heavily weighted toward incentive compensation at higher executive levels within DTE. The interplay between the Annual Incentive Plan and the Long-Term Incentive Plan provides a balance of short- and long-term incentives to motivate executives to achieve our business goals and objectives and to properly reward executives for the achievement of such goals and objectives.

a. Annual Incentive Plan — The objective of the Annual Incentive Plan is to compensate individuals annually based on the achievement of specific annual goals. Participating executives and other select employees may receive annual cash awards based on performance compared against pre-established Company and functional/departmental objectives. The purpose of providing cash awards under the Annual Incentive Plan is to tie compensation to near-term performance and to align executives’ interests with those of our shareholders. Objectives that management proposes are reviewed and approved or revised by the O&C Committee, with financial goal recommendations reviewed by the Board’s Finance Committee, no later than 90 days after the beginning of the performance period. The objectives include performance measures in several categories that are critical to our success. When setting these objectives, management and the O&C Committee determine the elements of our business that require the focused attention of the executives. The weights, which can change from year-to-year, are determined based on the Company’s key priorities and areas of focus for the upcoming year. The final awards, if any, are paid after the O&C Committee certifies the final results of each objective. The performance payout percentage is based upon performance objectives, each of which is weighted to reflect its importance to the total calculation.

For 2007, the performance objectives (and related weighting) for the Named Executive Officers were as follows:

For Messrs. Earley, Meador, Anderson and Peterson:

Performance Measures	Weight

DTE Earnings Per Share	20%
DTE Energy Cash Flow	20%
Execution of Strategic Initiatives:
- Timing	10%
- Sales Proceeds	10%
Customer Satisfaction Percentile Improvement	10%
Nuclear INPO Index*	10%
Employee Diversity — DTE	7.5%
Safety — DTE	7.5%
MPSC Complaint Reduction Improvement	5%

*	The Institute of Nuclear Power Operations (INPO) Index is a composite metric used throughout the nuclear industry to measure performance of nuclear assets in terms of safety and reliability.

For Mr. Buckler:

Performance Measures	Weight

Customer Satisfaction	20%
Performance Enhancement Plan	15%
Detroit Edison Earnings Per Share	15%
Detroit Edison Cash Flow	10%
DTE 2*	10%
DTE Earnings Per Share	7.5%
DTE Energy Cash Flow	7.5%
Employee Diversity — Detroit Edison	7.5%
Safety — Detroit Edison	7.5%

*	DTE 2 is an enterprise business system implemented at DTE in 2007.

The earnings per share, cash flow and the Performance Enhancement Plan (performance improvement and cost reduction process) measures were chosen as indicators of the Company’s financial strength. The execution of strategic initiatives measure was selected as a measure of the Company achieving its strategic goals. The customer satisfaction, INPO, safety and diversity measures were selected to make the Company more responsive to our customers’ needs and to make the Company a safer and better place to work.

Each objective has a minimum, target and maximum level. The Company must attain a minimum level of achievement for an objective before any compensation is payable with respect to that objective. The minimum established level of each objective will result in a payout of 25% of target, and the maximum established for each level (or better) will result in a payment of 175% of target.

The Annual Incentive Plan cash awards to executives are determined as follows:

1. The executive’s most recent year-end base salary is multiplied by an Annual Incentive Plan target percentage to arrive at the target award.

2. The overall performance payout percentage, which can range from 0% to 175%, is determined based on final results compared to threshold, target, and maximum levels for each objective.

3. The target award is then multiplied by the performance payout percentage to arrive at the calculated award.

4. The calculated award is then adjusted by an individual performance modifier (assessment of an individual executive’s achievements for the year), which can range from 0% to 150%, to arrive at the final award.

For 2007, the performance targets were met or exceeded for DTE earnings per share, DTE cash flow, customer satisfaction percentile improvement, employee diversity (both DTE and Detroit Edison), safety (both DTE and Detroit Edison), customer satisfaction, performance enhancement plan and DTE 2. Performance targets for execution of strategic initiatives (both timing and sales proceeds), MPSC complaint reduction improvement, nuclear INPO index, Detroit Edison earnings per share and Detroit Edison cash flow were not met. The aggregate weighted payment percentage was 100.1% for Messrs. Earley, Meador, Anderson and Peterson and 117.2% for Mr. Buckler. The final awards for 2007 year were paid to each of the Named Executive Officers in early 2008 and are reported in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” on page 35.

b. Long-Term Incentive Plan — The Long-Term Incentive Plan provides the O&C Committee the ability to design programs that focus on our long-term performance over a three-year period, with the objective to align executives’ interests with those of our shareholders. Our principles for ownership of stock, discussed on page 34, ensure that the executives and other employees have a vested interest in the financial health, management, and success of the Company.

The Long-Term Incentive Plan rewards executives and other employees with stock-based compensation. Participants may receive stock options, restricted stock, performance shares, performance units or a combination of these awards. To date, we have granted only performance shares, time-based restricted stock and non-qualified stock options. During 2007, executives received Long-Term Incentive Plan grants based upon a target percentage of base salary. The grants made during 2007 were based on targets of 275% of base salary for Mr. Earley, 175% of base salary for Mr. Anderson, 140% of base salary for Mr. Buckler and 100% of base salary for Messrs. Meador and Peterson. In addition to the targeted award levels, the O&C Committee also considers previous years’ grants, career potential, and retention issues in determining the final number of awards granted.

The value of each element of these Long-Term Incentive Plan grants was as follows:

Performance Shares	Approximately 40%
Restricted Stock	Approximately 40%
Stock Options	Approximately 20%

This mix was designed to provide a balance of incentives to executives for creating long-term shareholder value through strong financial and operating performance and to align executive interests with shareholder interests.

•	Performance Shares Granted in 2007: In 2007, performance shares represented approximately 40% of the overall Long-Term Incentive Plan grant value. Granting of performance shares allows us to tie long-term performance objectives with creating shareholder value. Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination of the two, depending on the level of achievement of performance measures. The performance measurement period for the 2007 grants is January 1, 2007 through December 31, 2009. Payments earned under the 2007 grants and the related performance measures are described in footnote 2 to the “Grant of Plan Based Awards Table” on page 37. In the event a participant retires (age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of performance shares. In the event employment terminates for any other reason, the participant forfeits all rights to any outstanding performance shares.

•	Performance Shares Paid in 2007: The performance shares granted in 2004 were paid in early 2007. The payout amounts were based upon performance measures, each of which was weighted to reflect its importance to the total calculation. The Company had to attain a minimum level for each measure before any compensation was payable with respect to that measure. The minimum established level of each measure would have resulted in a payout of 50% of target, and an established maximum (or better) for each level would have resulted in a payout of 200% of target. The payout amount was based upon the following performance measures (and related weighting): total shareholder return relative to the S&P Electric Utility Index (40%), earnings per share growth (20%), employee engagement (15%) and DTE2 success (25%). Total shareholder return compared to the S&P Electric Utility Index is the primary measure because it reflects how well our shareholders are doing relative to the shareholders of similar companies. The 2007 payout level, as certified by the O&C Committee, was 36.25%. This payout level reflects the fact that we exceeded the minimum level of performance for DTE2 success; however, we did not meet minimum levels in total shareholder return, earnings per share growth and employee engagement measures. See footnote 2 to the “Option Exercises and Stock Vested in 2007” table on page 39. Over the past three years, the payout level has ranged from 56.85% to 12.75%.

•	Restricted Stock: The restricted stock we grant is time-based restricted stock and generally includes a three-year vesting period. The granting of restricted stock allows us to grant executives long-term equity incentives to encourage continued employment. In 2007, restricted stock was granted, representing approximately 40% of the overall Long-Term Incentive Plan grant value with the restriction period ending on February 23, 2010. The three-year vesting period focuses on long-term value creation and executive retention. The three-year vesting period requires continued employment throughout the restriction period. These restricted stock grants do not qualify as performance-based compensation under IRC Section 162(m). As such, the full values of these shares are included in the IRC Section 162(m) computation in the year of vesting. For more information, see “Internal Revenue Code Limits on Deductibility of Compensation” on page 34. In the event a participant retires (age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of restricted shares. In the event the employment terminates for any other reason, the participant forfeits all rights to any outstanding restricted shares.

•	Stock Options: In 2007, non-qualified stock options represented approximately 20% of the overall Long-Term Incentive Plan grant value. The granting of stock options allows us to grant executives long-term equity incentives that align long-term performance with creating shareholder value. These stock options have a ten-year exercise period and vest one-third on each anniversary of the grant date over a three-year period. In the event a participant retires (age 55 or older with at least 10 years of service) or becomes disabled, the participant retains the rights to all outstanding vested and unvested stock options in accordance with the original terms of the grant. In the event a participant dies, the beneficiary has three years from the date of death to exercise the stock options. In the event employment terminates for any other reason, the participant forfeits all rights to any unvested stock options and has 90 days to exercise any vested stock options.

We have granted non-qualified stock options to executives and other employees of all levels since 1997 to enable these individuals to participate in our future success and to align their interests with those of our shareholders. The granting of options is administered by the O&C Committee under the terms of the Long-Term Incentive Plan. Prior to February 2007, the Long-Term Incentive Plan provided that the option exercise price was based on the average of the highest and lowest trading prices on the date the option was granted. In February 2007, the Board authorized an amendment to the Long-Term Incentive Plan that changed the option exercise price so it is based on the closing price on the date the option is granted. This change was implemented for consistency with the SEC disclosure provisions.

Retirement and Other Benefits

Providing a supplemental retirement program for our executives is in keeping with our philosophy and objectives to attract and retain talented executives. The Pension Benefits Table and related footnotes beginning on page 40 describe both the qualified and non-qualified retirement benefit programs for which certain executives are eligible and are commonly offered by other employers in our peer group. Other benefit programs include the DTE Energy Company Executive Deferred Compensation Plan (the “Deferred

Compensation Plan” which was closed effective as of January 1, 2007 for future deferrals), which allowed executives to voluntarily defer receipt of payments from the Annual Incentive Plan or performance shares paid in cash, and the DTE Energy Company Supplemental Savings Plan (the “Supplemental Savings Plan”), which mirrors the 401(k) plan and allows executives to continue to defer base salary after certain IRS limits have been reached. The matching contributions we make in the Supplemental Savings Plan are the same as those provided under the 401(k) plan. For further description of the supplemental retirement programs, see “Pension Benefits” on page 40.

Executive Benefits

We provide executives with certain benefits generally not available to our other employees as a matter of competitive practice and as a retention tool. The O&C Committee periodically reviews the level of executive benefits provided to executives against a peer group to assure they are reasonable and consistent with our overall compensation objectives.

In January 2007, we discontinued providing most non-cash executive benefits, other than the use of a lease vehicle as described below, and began paying a cash allowance in lieu of executive benefits typically provided by other companies. The executive is permitted to use the allowance as he or she deems appropriate. Although the allowance is taxable for income tax purposes, it is not considered as compensation for any Company incentive or benefit program.

During 2007, we provided various benefits that included the following:

a. Home security program and security driver for business:  Home security monitoring for most executives has been phased out and replaced by the executive benefit allowance. During 2007, the Company provided home security monitoring systems for certain executives, including the Named Executive Officers, based on our executive security policies. These expenses are considered appropriate to protect the Company and its executives despite the incidental personal benefit to the executives. In addition to home security monitoring, under our executive security policy, the Board requires Mr. Earley to use a Company car and driver while on Company business.

b. Use of a leased vehicle:  The Company’s executive lease vehicle program is being discontinued and replaced by the executive benefit allowance. As leases expired beginning on January 1, 2007, executives began receiving a portion of the allowance referenced above in place of a Company-provided vehicle. The phase out of this program is expected to be completed in 2008.

c. Corporate aircraft for limited business travel:  We lease a fractional share of an aircraft for limited business travel by executives and other employees when there is an appropriate business purpose. Personal use of the aircraft is not allowed except in unusual circumstances and requires the prior approval of the CEO. During 2007, there was no personal use of the aircraft.

d. Supplemental retirement program:  The Pension Benefits Table and related footnotes beginning on page 40 describe both the qualified and non-qualified retirement benefit programs for which certain executives are eligible and are commonly offered by other employers in our peer group. Other benefit programs include the DTE Energy Company Supplemental Savings Plan (“Supplemental Savings Plan”), which mirrors the 401(k) plan and allows executives to continue to defer base salary after certain IRS limits have been reached. The matching contributions we make in the Supplemental Savings Plan are the same as those provided under the 401(k) plan. Fur further description of the supplemental retirement programs, see “Pension Benefits” on page 40.

e. Other benefits:  Services and expenses incurred during 2007 for financial planning, tax return preparation and club dues were incurred in 2006 and paid in 2007. These benefits were phased out and replaced by the executive benefit allowance. Executives also received in 2007 minor vehicle maintenance services (for those executives with a leased vehicle), car washes and limited use of corporate event tickets when available.

Post-Termination Agreements

We have entered into indemnification agreements and change-in-control agreements with each of the Named Executive Officers and certain other executives. The indemnification agreements require that we indemnify these individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company. The change-in-control agreements are intended to provide continuity of management in the event there is a change-in-control of the Company and to align executive and shareholder interests in support of corporate transactions. The important terms of, and the potential payments provided under, the change-in-control agreements are described beginning on page 44.

Stock Ownership Policy

Our principles for ownership of stock ensure that the executives and other employees have a vested interest in the financial health, management and success of the Company. We expect most executives and certain other employees to own, within five years of their appointment to such position, shares of our stock having a value equal to a multiple of their annual base salary. Common stock, time-based restricted stock, phantom stock, and unvested performance shares (assuming achievement of target levels of performance) are counted toward the fulfillment of this ownership requirement. The following are the requirements for the Named Executive Officers: (i) for Mr. Earley and Mr. Anderson, five times their respective base salary; (ii) for Mr. Buckler and Mr. Meador, four times their respective base salary, and (iii) for Mr. Peterson, three times his base salary. Other executives and employees may be required to hold from one to three times their base salaries as determined by their executive group level within the Company. As of January 2, 2008, 100% of the executives and other required employees met the stock ownership guidelines.

Internal Revenue Code Limits on Deductibility of Compensation

IRC Section 162(m) places a limit of $1 million on the amount of compensation we can deduct as a business expense on our federal income tax return with respect to “covered employees” unless it is (i) based on performance and (ii) paid under a program that meets IRC requirements. In general, “covered employees” for this purpose are our CEO and the three highest paid executive officers named in the “Summary Compensation Table” on page 35 other than the CEO and CFO. The Annual Incentive Plan and the Long-Term Incentive Plan, previously approved by the shareholders, are designed to provide the opportunity for use of the performance-based compensation exception. The Long-Term Incentive Plan permits various types of awards, some of which qualify for exemption under IRC Section 162(m) and some of which do not. We expect to continue to emphasize performance-based compensation programs designed to fulfill future corporate business objectives at all levels. Although these programs are generally designed to satisfy the requirements of IRC Section 162(m), we believe it is important to preserve flexibility in designing compensation programs and it may be appropriate in certain circumstances to grant compensation that may not meet all of the IRC requirements for deducting compensation in excess of $1 million and, therefore, will not be tax deductible for the Company. For the 2007 tax year, the Company paid the Named Executive Officers a total of $2.3 million which was not deductible.

We have also structured all of our nonqualified compensation programs to be in compliance with IRC Section 409A, as added by the American Jobs Creation Act of 2004. IRC 409A imposes additional tax penalties on our executive officers for certain types of deferred compensation that are not in compliance with the form and timing of elections and distribution requirements of that section.

Accounting considerations also play a role in our executive compensation program. Statement of Financial Accounting Standards No. 123R requires us to expense the fair value of our stock option grants over the vesting period, which reduces the amount of our reported profits. However, our executives only realize benefits from their stock options to the extent our stock price exceeds the option exercise price when they exercise their vested stock options.

Report Of The Organization And Compensation Committee

The O&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2008 Proxy Statement.

Organization and Compensation Committee

Eugene A. Miller, Chair
Frank M. Hennessey
Allan D. Gilmour

Summary Compensation Table

The table below summarizes the total compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2006 and December 31, 2007, except for Mr. Peterson. As this is Mr. Peterson’s first year as a Named Executive Officer, his total compensation, and the corresponding footnotes, relate only for the fiscal year ended December 31, 2007.

						Change in
						Pension
					Non-Equity	Value and
					Incentive	Nonqualified
			Stock	Option	Plan	Deferred	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	Earnings ($)(5)	($)(6)	($)

Anthony F. Earley, Jr.,	2007	1,150,000	2,064,814	957,150	1,325,000	298,655	120,763	5,916,382
Chairman and CEO	2006	1,125,000	1,955,654	1,123,617	1,850,000	1,162,339	114,195	7,330,805
David E. Meador,	2007	511,154	345,970	105,597	326,100	40,499	75,484	1,404,804
Executive Vice President and Chief Financial Officer	2006	485,000	323,662	97,052	475,400	359,778	54,929	1,795,821
Gerard M. Anderson,	2007	765,385	946,274	233,030	698,200	71,506	101,298	2,815,693
President and Chief Operating Officer	2006	700,000	817,501	204,575	911,500	418,161	100,575	3,152,312
Robert J. Buckler,	2007	594,231	485,131	215,372	464,100	497,130	75,580	2,331,544
Group President	2006	560,000	453,747	280,023	646,600	592,141	60,418	2,592,929
Bruce D. Peterson,
Senior Vice President and General Counsel	2007	436,154	291,196	95,554	302,800	162,284	61,946	1,349,934

(1)	The base salary amounts reported include amounts which were voluntarily deferred by the Named Executive Officers into the Supplemental Savings Plan. The amounts deferred by each of the executives were as follows:

Name	2007 Deferred Amount	2006 Deferred Amount

Anthony F. Earley, Jr.	$99,500	$97,500
David E. Meador	$25,392	$23,800
Gerard M. Anderson	$61,038	$55,000
Robert J. Buckler	$32,038	$29,800
Bruce D. Peterson	$19,392	—

(2)	These amounts represent the dollar amounts of compensation cost for 2006 and 2007 in accordance with accounting requirements of FASB Statement SFAS No. 123R (“FAS 123R”) and, as such, include costs recognized in the financial statements with respect to restricted stock and performance shares granted in 2004, 2005, 2006, and 2007. The assumptions used in this valuation are disclosed in Note 18 in the Form 10-K Annual Report. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

The number of awards granted and other information related to the 2007 grants are detailed in the “Grants of Plan-Based Awards” table beginning on page 37.

(3)	These amounts represent the dollar amounts of compensation cost for 2006 and 2007 in accordance with FAS 123R and, as such, include costs recognized in the financial statements with respect to stock options granted in 2004, 2005, 2006, and 2007. The assumptions used in this valuation are disclosed in Note 18 in the Form 10-K Annual Report. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

(4)	The 2007 Annual Incentive Plan amounts paid to the Named Executive Officers were calculated as described beginning on page 29 and include an individual performance modifier.

(5)	The amounts in this column represent the aggregate change in the actuarial present values (from December 1, 2006 to November 30, 2007 for 2007 and from December 1, 2005 to November 30, 2006 for 2006) of each Named Executive Officer’s accumulated benefits under the DTE Energy Company Retirement Plan, the DTE Energy Company Supplemental Retirement Plan, and the DTE Energy Company Executive Supplemental Retirement Plan. Amounts for 2007 are less than the amounts for 2006 primarily due to changes in the discount rate used for valuation purposes. Discounts rates used for 2006 and 2007 valuations were 5.7% and 6.5%, respectively. These plans are described in more detail beginning on page 41.

(6)	The following table provides a breakdown of the 2007 amounts reported in this column.

		Company Matching
	Company Matching	Contributions to
	Contributions to	the Supplemental	Additional
	the 401(k) Plan*	Savings Plan**	Benefits***	Total
Name	($)	($)	($)	($)

Anthony F. Earley, Jr.	9,300	59,700	51,763	120,763
David E. Meador	11,654	19,015	44,815	75,484
Gerard M. Anderson	9,300	36,623	55,375	101,298
Robert J. Buckler	12,115	23,538	39,927	75,580
Bruce D. Peterson	11,954	14,215	35,777	61,946

*	These matching contributions are predicated on the Named Executive Officers making contributions from base salary and cannot exceed 6% of the Named Executive Officer’s eligible compensation.

**	The Supplemental Savings Plan provides for deferring compensation in excess of various IRC limits imposed on tax qualified plans, including the maximum employee pre-tax contribution limit ($15,000 plus $5,000 per year catch-up contribution for 2006 and $15,500 plus $5,000 per year catch-up contribution for 2007) and the compensation limit ($220,000 for 2006 and $225,000 for 2007). Supplemental Savings Plan account balances are paid only in cash to the Named Executive Officer upon termination of employment.

***	The value attributable to executive benefits for the Named Executive Officers. Beginning in 2007, the executives received a cash executive benefit allowance in lieu of certain non-cash executive benefits. The cash executive benefit allowance paid to the Named Executive Officers during 2007 is as follows: Mr. Earley — $26,600; Mr. Meador — $35,000; Mr. Anderson — $26,600; Mr. Buckler — $26,600; and Mr. Peterson — $35,000. Other executive benefits during 2007 include lease vehicles, which are being phased out and replaced by the cash executive benefit allowance. Messrs. Meador and Peterson turned in their respective vehicles during 2006, which is reflected in the above executive benefit allowance. In addition, other executive benefits during 2007 include security services, limited use of corporate event tickets, car washes and minor automobile maintenance services for the leased vehicles. The services and expenses incurred during 2007 for financial planning, tax return preparation and club dues were incurred in 2006 and paid in 2007. See “Executive Benefits” on page 33 for a full discussion of executive benefits.

Grants Of Plan-Based Awards

		Estimated Future Payouts Under Non-			Estimated Future Payouts
		Equity Incentive			Under Equity			All Other	All Other
		Plan Awards(1)			Incentive Plan Awards(2)			Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
								Number of	Number of	or Base	Value of
								Shares of	Securities	Price of	Stock and
			Target					Stock or	Underlying	Option	Option
	Grant	Threshold	Award	Maximum	Threshold		Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	Target (#)	(#)	(#)(3)	(#)(4)	($/sh)	($)(5)

Anthony F. Earley, Jr.		0	1,150,000	3,018,750
	2/23/2007				0	37,000	74,000				1,766,750
	2/23/2007							37,000			1,766,750
	2/23/2007								115,000	47.75	742,900
David E. Meador		0	283,250	743,531
	2/23/2007				0	6,000	12,000				286,500
	2/23/2007							6,000			286,500
	2/23/2007								15,000	47.75	96,900
Gerard M. Anderson		0	581,250	1,525,781
	2/23/2007				0	16,000	32,000				764,000
	2/23/2007							16,000			764,000
	2/23/2007								35,000	47.75	226,100
Robert J. Buckler		0	360,000	945,000
	2/23/2007				0	8,500	17,000				405,875
	2/23/2007							8,500			405,875
	2/23/2007								25,000	47.75	161,500
Bruce D. Peterson		0	242,000	635,250
	2/23/2007				0	5,000	10,000				238,750
	2/23/2007							5,000			238,750
	2/23/2007								15,000	47.75	96,900

(1)	These dollar amounts represent the threshold, target, and maximum payouts for the 2007 plan year under the Annual Incentive Plan. The various measures and details of the 2007 final awards are presented beginning on page 30.

(2)	The target column represents the number of performance shares granted to the Named Executive Officers under the Long-Term Incentive Plan on February 23, 2007. The performance measurement period for the 2007 grants is January 1, 2007 through December 31, 2009. Payments earned from the 2007 grants will be based on three performance measures weighted as follows: (i) total shareholder return vs. shareholder return of the companies in the Standard & Poor’s Electric Utility Index as of the date of grant (70%), (ii) employee engagement (15%) and (iii) balance sheet health (15%). The final payouts, if any, will occur after the O&C Committee certifies the final results in early 2010. Dividend equivalent payments based on the target number of performance shares are paid to the Named Executive Officer during the performance period and are paid at the same rate as dividends paid to shareholders.

(3)	This column reports the number of shares of restricted stock granted under the Long-Term Incentive Plan to each of the Named Executive Officers on February 23, 2007. These shares of restricted stock will vest on February 23, 2010, assuming the Named Executive Officer is still actively employed by the Company on that date. Dividends on these shares of restricted stock are paid to the Named Executive Officer during the vesting period and are paid at the same rate as dividends paid to shareholders.

(4)	This column reports the number of stock options granted under the Long-Term Incentive Plan to the Named Executive Officers on February 23, 2007. These stock options, which will expire on February 23, 2017, are exercisable at $47.75 per share when they become vested. For 2007, the Company determined the exercise price for stock options based on the closing price on the date of grant. On February 23, 2007, the closing price for DTE common stock was $47.75 per share. These stock options vest 1/3 on each anniversary of the grant date over a three-year period.

(5)	This column reports the grant date fair value of each equity award granted in 2007 computed in accordance with FAS 123R.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards						Stock Awards
										Market or
									Number of	Payout Value
	Number of								Unearned	of Unearned
	Securities		Number of						Shares, Units	Shares, Units
	Underlying		Securities				Number of		or Other	or Other
	Unexercised		Underlying				Shares or	Market Value of	Rights That	Rights That
	Options		Unexercised		Option	Option	Units of Stock	Shares or Units of	Have Not	Have Not
	Exercisable		Options		Exercise	Expiration	That Have	Stock That Have	Vested (#)	Vested($)
Name	(#)		Unexercisable (#)		Price ($)	Date	Not Vested (#)(11)	Not Vested ($)(12)	(13)	(14)

Anthony F. Earley, Jr.							107,000	4,703,720
									107,000	4,703,720
	34,000	(1)			40.47	3/29/2009
	55,000	(2)			32.10	2/21/2010
	75,000	(3)			38.77	3/13/2011
	100,000	(4)			41.59	2/27/2012
	100,000	(5)			41.46	2/27/2013
	150,000	(6)			39.41	2/9/2014
	66,666	(7)	33,334	(7)	44.72	2/15/2015
	38,333	(8)	76,667	(8)	43.42	2/28/2016
			115,000	(9)	47.75	2/23/2017
David E. Meador							18,000	791,280
									18,000	791,280
	2,333	(1)			41.47	3/23/2009
	15,000	(4)			41.59	2/27/2012
	15,000	(5)			41.46	2/27/2013
	6,667	(6)			39.41	2/9/2014
	11,333	(7)	5,667	(7)	44.72	2/15/2015
	6,666	(8)	13,334	(8)	43.42	2/28/2016
			15,000	(9)	47.75	2/23/2017
Gerard M. Anderson							50,667	2,227,321
									44,000	1,934,240
	25,000	(1)			41.47	3/23/2009
	25,000	(3)			38.77	3/13/2011
	30,000	(4)			41.59	2/27/2012
	20,000	(5)			41.46	2/27/2013
	40,000	(6)			39.41	2/9/2014
	23,333	(7)	11,667	(7)	44.72	2/15/2015
	15,000	(8)	30,000	(8)	43.42	2/28/2016
			35,000	(9)	47.75	2/23/2017
Robert J. Buckler							25,000	1,099,000
									25,000	1,099,000
	30,000	(4)			41.59	2/27/2012
	25,000	(5)			41.46	2/27/2013
	25,000	(6)			39.41	2/9/2014
	16,666	(7)	8,334	(7)	44.72	2/15/2015
	9,333	(8)	18,667	(8)	43.42	2/28/2016
			25,000	(9)	47.75	2/23/2017
Bruce D. Peterson							15,000	659,400
									15,000	659,400
	10,000	(10)			42.68	7/8/2012
	10,000	(5)			41.46	2/27/2013
	6,667	(6)			39.41	2/9/2014
	10,000	(7)	5,000	(7)	44.72	2/15/2015
	5,666	(8)	11,334	(8)	43.42	2/28/2016
			15,000	(9)	47.75	2/23/2017

(1)	These stock options vested in four equal annual installments beginning on March 30, 2000.

(2)	These stock options vested in four installments as follows: 50% on February 22, 2001; 20% on February 22, 2002; 20% on February 24, 2003 and 10% on February 24, 2004.

(3)	These stock options vested in three installments as follows: 50% on March 14, 2002; 25% on March 14, 2003 and 25% on March 15, 2004.

(4)	These stock options vested in three equal annual installments beginning on February 27, 2003.

(5)	These stock options vested in three installments as follows: 33% on February 27, 2004; 33% on February 27, 2005 and 34% on February 27, 2006.

(6)	These stock options vested in three equal annual installments beginning on February 9, 2005.

(7)	These stock options vest in three equal installments beginning on February 15, 2006.

(8)	These stock options vest in three equal installments beginning on February 28, 2007.

(9)	These stock options vest in three equal installments beginning February 23, 2008.

(10)	These stock options vested in four equal installments beginning July 8, 2003.

(11)	The numbers in this column reflect the total number of unvested shares of restricted stock granted on February 15, 2005, February 28, 2006, and February 23, 2007. Each of these grants will vest on the third anniversary of the date of the grant. In addition, Mr. Anderson was granted 10,000 shares on June 23, 2004. They vest in three equal annual installments beginning on June 23, 2007.

(12)	The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of DTE common stock on December 31, 2007 ($43.96 per share).

(13)	The numbers in this column reflect the total number of unvested performance shares, at target level of performance, granted on February 15, 2005, February 28, 2006, and February 23, 2007. The payout, if any, will occur after the end of the three year performance period.

(14)	The dollar value of the unvested performance shares reported in the preceding column valued at the closing price of DTE common stock on December 31, 2007 ($43.96 per share).

Option Exercises And Stock Vested In 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)		on Vesting ($)

Anthony F. Earley, Jr.	45,000	518,301	29,000	(1)	1,372,280
			10,513	(2)	501,996
David E. Meador	0	0	4,500	(1)	212,940
			1,631	(2)	77,880
Gerard M. Anderson	0	0	10,333	(1)	493,090
			2,538	(2)	121,190
Robert J. Buckler	15,000	122,933	6,500	(1)	307,580
			2,356	(2)	112,499
Bruce D. Peterson	0	0	4,000	(1)	189,280
			1,450	(2)	69,238

(1)	This row is the number and related fair market value of the time-based restricted stock that was originally granted on February 9, 2004 and vested on February 9, 2007. This row also includes a special grant of 3,333 shares awarded Mr. Anderson on June 23, 2004 that vested on June 23, 2007.

(2)	This row is the number and related fair market value of the performance shares that were originally granted on February 9, 2004 based upon performance measures described on page 31 in “Long-Term Incentive Plan.”

Pension Benefits

For purposes of the following discussion concerning the pension benefits and retirement plans in which our Named Executive Officers participate, we will be using the following terms:

•	“Cash Balance Plan” means the New Horizon Cash Balance component of the Retirement Plan (tax-qualified plan)

•	“DC ESRP” means the Defined Contribution component of the ESRP (non-qualified plan for tax purposes)

•	“ESRP” means the DTE Energy Company Executive Supplemental Retirement Plan (nonqualified plan for tax purposes)

•	“MSBP” means the Management Supplemental Benefit Plan (nonqualified plan for tax purposes)

•	“Retirement Plan” means the DTE Energy Company Retirement Plan (tax-qualified plan)

•	“SRP” means the DTE Energy Company Supplemental Retirement Plan (nonqualified plan for tax purposes)

•	“Traditional Retirement Plan” means the Detroit Edison Traditional component of the Retirement Plan (tax-qualified plan)

The “Pension Benefits” table below describes the retirement benefits for the Named Executive Officers.

				Present Value of	Payments During
		Number of Years		Accumulated Benefit	Last Fiscal Year
Name	Plan Name (2)	Credited Service (#)		($)	($)

Anthony F. Earley, Jr.	Retirement Plan	13.8		439,596	0
	SRP	13.8		1,766,969	0
	ESRP	28.8	(1)	6,041,619	0
David E. Meador	Retirement Plan	10.8		213,180	0
	SRP	10.8		229,714	0
	ESRP	20.8	(1)	1,438,065	0
Gerard M. Anderson	Retirement Plan	14.0		259,337	0
	SRP	14.0		488,813	0
	ESRP	14.0		1,395,817	0
Robert J. Buckler	Retirement Plan	34.2		1,109,557	0
	SRP	34.2		1,663,590	0
	ESRP	34.2		1,939,262	0
Bruce D. Peterson	Retirement Plan	5.4		94,467	0
	SRP	5.4		132,949	0
	ESRP	5.4		309,429	0

(1)	For purposes of calculating the benefit under the MSBP only, Messrs. Earley and Meador have 15 and 10 years, respectively, of additional awarded service. Messrs. Earley’s and Meador’s eligibility for the additional awarded service, granted at the time of their hiring, is subject to their meeting the eligibility requirements of that plan. This additional time was granted to Messrs. Earley and Meador to compensate them for lost pension benefits from their respective previous employers. If additional service is awarded, the MSBP benefit is reduced by any benefit from the noncontributory portion of a prior employer’s retirement plan.

(2)	As described below, Messrs. Earley, Meador, Anderson and Buckler each have a choice between the MSBP and ESRP, but not both. The ESRP number that is reported is the higher of the MSBP or ESRP benefits.

Retirement Plan:  The Retirement Plan includes a number of different benefit accrual formulas including the Traditional Retirement Plan and the Cash Balance Plan. Messrs. Earley, Meador, Anderson, and Buckler participate in the Traditional Retirement Plan. Mr. Peterson participates in the Cash Balance Plan.

•	Traditional Retirement Plan: The benefits provided under the Traditional Retirement Plan are based on an employee’s years of benefit service, average final compensation, and age at retirement. Compensation used to calculate the benefits under the Retirement Plan consists of (i) base salary and (ii) lump sums in lieu of base salary increases for the highest five consecutive calendar years within the last 10 years prior to retirement. The monthly benefit at age 65 equals 1.5% for each year of credited service times the average final compensation. Early retirement benefits are immediately available to any employee who has at least 15 years of service and has attained age 45. An annual benefit (payable in equal monthly installments for life) is calculated in the same manner as described above, subject to a reduction factor based on the employee’s age at the time the retirement allowance commences. The early retirement age is computed on the basis of the number of full months by which the employee is under the age to be attained at the employee’s next birthday. An employee who is qualified for early retirement may elect to defer benefit payments until age 65 with no reduction in the allowance or any earlier age with the corresponding reduction factor. Only Mr. Buckler is currently eligible for any early retirement benefit.

•	Cash Balance Plan: The benefits provided under the Cash Balance Plan are expressed as a lump sum. The cash balance benefit increases each year with contribution credits and interest credits. Contribution credits equal 7% of eligible earnings (base salary and annual corporate incentive payments from the Annual Incentive Plan) for an employee with 30 years or less of credited service and 7 1/2% of eligible earnings for an employee with more than 30 years of credited service. Interest credits are based on the average 30-year Treasury rates for the month of September prior to the plan year. Interest on each year’s January 1 benefit is added the following December 31. The interest credit does not apply to the contribution for the current year. Upon termination of employment, a vested employee may, at any time, elect to receive the value of his benefit. If an employee elects to defer the benefit, interest credits will continue to accrue on the deferred benefit until the distribution of the benefit begins. An employee may elect to receive the benefit as a lump sum payout or as a monthly annuity, but not both. If an employee elects the lump-sum option, the entire lump sum is eligible to be rolled over to another qualified plan or IRA.

SRP:  The benefits provided under the SRP are those benefits that would otherwise have been paid under the Retirement Plan but for the limitations imposed on qualified plans by the Internal Revenue Code.

ESRP:  The ESRP includes two components, the MSBP and the DC ESRP. Under the current terms of the ESRP, certain participants, including Messrs. Earley, Meador, Anderson, and Buckler, will receive a choice at termination of employment of either the MSBP or DC ESRP benefit, but not both. Mr. Peterson is only eligible to participate in the DC ESRP component of the ESRP and not the MSBP component.

•	MSBP: Prior to January 1, 2001, many Company executives, including all of the Named Executive Officers (other than Mr. Peterson), participated in the MSBP. The MSBP was incorporated into the ESRP and certain executives, including Messrs. Earley, Meador, Anderson, and Buckler, were designated as grandfathered participants. Under the current terms of the ESRP, grandfathered participants will receive a choice at termination of employment of either the MSBP or DC ESRP benefit, but not both. The MSBP requires an executive to be at least age 55 with 10 years of service to receive benefits.

The benefits provided under the MSBP set a target retirement benefit and are basically equal to 60% of average final compensation for the Named Executive Officers (other than Mr. Peterson, who is not covered under the MSBP component of the ESRP). This amount is then adjusted based on age at termination, years of service (actual service and awarded service), and payment option selected. The adjusted amount is offset by the amount that is paid from the Retirement Plan, SRP and any benefit from the noncontributory portion of a prior employer’s retirement plan (if awarded service has been granted). Compensation used to calculate the benefits under the MSBP includes the highest 260 weeks of base salary, lump sums in lieu of base salary increases and, for years prior to 2001, the annual incentive bonus paid under the Shareholder Value Improvement Plan. Subsequent to 2000, when the Shareholder Value Improvement Plan was eliminated, the highest 260 weeks includes 10% of an executive’s base salary in lieu of a bonus. In the event of a change-in-control of the Company, executives who have entered into Change-in-Control Severance Agreements with the Company would receive an additional two years of age and service credits for purposes of the MSBP or any successor plan. See “Potential Payments Upon Termination of Employment” beginning on page 44 for further explanation of the change-in-control provision of the MSBP.

•	DC ESRP: Effective January 1, 2001, we implemented the DC ESRP, a defined-contribution approach to non-qualified supplemental retirement benefits. The DC ESRP approach was effective for most of the newly hired or promoted executives after that date. The DC ESRP provides for a benefit equal to a stated percentage of base salary and Annual Incentive Plan awards that is credited to a bookkeeping account on behalf of eligible executives. For the Named Executive Officers, the contribution percentage is 10%. The account value will increase or decrease based on the performance of the investment elections under the plan, as directed by the participants. Vesting of the benefit under the DC ESRP occurs at a rate of 20% per anniversary year. All of the Named Executive Officers are 100% vested in their DC ESRP accounts. In the event of a change-in-control of the Company, executives who have entered into Change-in-Control Severance Agreements with the Company would receive an additional two years of compensation credits for purposes of the DC ESRP or any successor plan. See “Potential Payments Upon Termination of Employment” on page 44 for further explanation of the change-in-control provision of the DC ESRP.

Non-Qualified Deferred Compensation

The following table details the contributions (both employee and Company), earnings, withdrawals/distributions, and aggregate year-end balance for the Supplemental Savings Plan and Deferred Compensation Plan for 2007. These plans are more fully described below.

	Executive	Registrant
	Contributions in	Contributions in	Aggregate Earnings	Aggregate Balance
	Last Fiscal Year	Last Fiscal Year	in Last Fiscal Year	at Last Fiscal Year
Name	($)(1)	($)(2)	($)(3)	End ($)

Anthony F. Earley, Jr.	99,500	59,700	12,174	1,645,698
David E. Meador	25,392	19,015	16,177	385,837
Gerard M. Anderson	61,038	36,623	1,613	665,441
Robert J. Buckler	32,038	23,538	(5,971)	678,123
Bruce D. Peterson	19,392	14,215	(620)	169,936

(1)	During 2007, all of the Named Executive Officers were participants in the Supplemental Savings Plan. These amounts represent the amounts deferred from base salary into the Supplemental Savings Plan.

(2)	These amounts are the Company matching contribution to the Supplemental Savings Plan for 2007 and are included in the “Summary Compensation Table” on page 35, as “All Other Compensation.”

(3)	These earnings (losses) represent investment income on the various investment alternatives that can be selected and directed by participants. The aggregate earnings are based on this income and are not reported as compensation in the Summary Compensation Table.

The Supplemental Savings Plan — A participant may contribute up to 100% (less applied FICA taxes and other legally required deductions) of base salary to the Supplemental Savings Plan. The percentage a participant may contribute to the Supplemental Savings Plan is determined by the percentage being contributed to the 401(k) plan. A participant may direct his or her contributions and related company contributions to any investment option available under the 401(k) plan. As under the 401(k) plan, investment directions and exchanges may be made on a daily basis.

For Supplemental Savings Plan participants who also participate in the Detroit Edison portion of the 401(k) plan (including all of the Named Executive Officers), we contribute $1 to the participant’s Supplemental Savings Plan account for each $1 the participant contributes on the first 4% of eligible compensation. We contribute $0.50 for each $1 contributed on the next 4% of eligible compensation.

Participants are 100% vested at all times in the value of their contributions and our matching contributions. We maintain bookkeeping accounts for participants in the Supplemental Savings Plan. In order to comply with Internal Revenue Code Section 409A, there are separate accounts for monies deferred on or after January 1, 2005. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and related employer contributions have been invested. No actual “contributions” are made to the funds themselves. Earnings or losses are calculated using the daily valuation methodology employed by the record keeper for each corresponding fund under the 401(k) plan.

If a participant retires from the Company, becomes totally and permanently disabled and entitled to benefits under a long-term disability plan sponsored by the Company, or terminates employment with the Company, the participant will be eligible to receive the full value of his or her Supplemental Savings Plan account, including all of his or her own contributions and all Company contributions, adjusted for investment earnings and losses. In the event of death, a lump sum distribution will be paid to the participant’s spouse or other designated beneficiary.

Distributions from the Supplemental Savings Plan will be paid in cash. Distributions will be made in accordance with the distribution election the participant made when enrolling in the Supplemental Savings Plan. A participant may elect to take a lump sum distribution or annual payments over a period of not less than two years and not more than 15 years. Lump sums and the first annual installment payments will be made no later than March 1 of the plan year following the year of termination. Subsequent annual installments will be made no later than March 1 of the installment period. Named Executive Officers and certain other executives must wait a minimum of six months after termination prior to receiving a distribution from post-2004 balances.

The Deferred Compensation Plan — A participant could contribute up to 100% (less applied FICA taxes and other legally required deductions) of Annual Incentive Plan awards and performance shares paid in cash. We did not make matching or other contributions to this plan. A participant was able to direct his or her contributions to any investment option available under the 401(k) plan, with investment directions and exchanges permissible on a daily basis.

Effective January 1, 2007, we closed this plan for any future deferrals. Participants with existing accounts will continue to have the same rights to amounts previously deferred.

Participants are 100% vested at all times in the value of their contributions. We maintain bookkeeping accounts for participants in the Deferred Compensation Plan. In order to comply with Internal Revenue Code Section 409A, there are separate accounts for monies deferred before and on or after January 1, 2005. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and related employer contributions have been invested. No actual “contributions” are made to the funds themselves. Earnings or losses are calculated using the daily valuation methodology employed by the record keeper for each corresponding fund under the 401(k) plan.

If a participant retires from the Company, becomes totally and permanently disabled and entitled to benefits under a long-term disability plan sponsored by the Company, or terminates employment with the Company, the participant will be eligible to receive the full value of his or her Deferred Compensation Plan account adjusted for investment earnings and losses. In the event of death, a lump sum distribution will be paid to the participant’s spouse or other designated beneficiary.

Distributions from the Deferred Compensation Plan will be paid in cash. Distributions will be made in accordance with the distribution election the participant made when enrolling in the Deferred Compensation Plan. A participant may elect to take a lump sum distribution or annual payments over a period of not less than two years and not more than 15 years. Lump sums and the first annual installment payments will be made no later than March 1 of the plan year following the year of termination or selected distribution year. Subsequent annual installments will be made no later than March 1 of the installment period. Named Executive Officers and certain other executives must wait a minimum of six months after termination prior to receiving a distribution from post-2004 balances.

Potential Payments Upon Termination Of Employment

Other than the Change-in-Control Severance Agreements discussed below, we have not entered into any other severance agreements or other arrangements with the Named Executive Officers and do not maintain any other severance benefit programs for the Named Executive Officers.

Change-in-Control Benefits

We have entered into Change-in-Control Severance Agreements with certain executives, including the Named Executive Officers. The agreements are intended to provide continuity of management in the event there is a change-in-control of the Company and to align executive and shareholder interests in support of corporate transactions. For purposes of these agreements, a change-in-control occurs if (i) we or our assets are acquired by another company or if we merge, consolidate, or reorganize with another company and less than 55% of the new or acquiring company’s combined voting stock is held by holders of the voting stock of the Company immediately prior to the change-in-control transaction, (ii) a “person” becomes the beneficial owner of at least 20% of the Company’s voting stock, (iii) a majority of the Company’s Board members change within a period of two consecutive years, (iv) the Company’s shareholders approve a complete liquidation or dissolution of the Company, or (v) the Company executes, at the direction of the Board, one or more definitive agreements to engage in a transaction that will result in one of the events described in (i) through (iv).

The Change-in-Control Severance Agreements provide for severance compensation in the event that the executive’s employment is terminated (actually or constructively) within two years after a change-in-control of the Company. The severance compensation provided to an executive following a qualifying termination is the same for all of the change-in-control events. The cash severance benefit is the sum of (i) a multiple of the executive’s base salary plus annual bonus, assuming target performance goals for such year would be met, plus (ii) a lump sum payment of the executive’s pro-rated annual bonus (reduced by any pro-rated annual bonus otherwise paid because of the executive’s termination). The multiple for the Named Executive Officers is 200%. An additional amount is paid as consideration for the prohibition against engaging in any competitive activity for one year after termination that is imposed by the Change-in-Control Severance Agreement. The additional amount for the Named Executive Officers is 100% of the executive’s base salary plus annual bonus, assuming target performance goals for such year would be met.

The Company’s retiree health and life insurance plans separately provide that any non-represented employee who receives severance pay because of a change-in-control will be credited with additional years of service after age 45 for purposes of eligibility for retiree health and life insurance equal to individual’s “benefit continuation period” under the applicable severance agreement or program. Under these provisions, the Named Executive Officers would be credited with an additional two years of service after age 45 for purposes of eligibility for retiree health and life insurance benefits.

In addition, the executive would receive an additional two years of age and service credits for purposes of the MSBP (if the executive is a participant in the MSBP, as are Messrs. Earley, Anderson, Buckler, and Meador), or an additional two years of compensation credits for purposes of the ESRP, a cash payment representing health care and other welfare benefits for two years, outplacement services, and indemnification for any excise taxes. If the executive is subject to the Company’s mandatory retirement policy (as are the Named Executive Officers), the benefits provided under a Change-in-Control Severance Agreements are subject to reduction depending on the executive’s age at termination. Executives who have Change-in-Control Severance Agreements and are participants in the MSBP who meet certain age and service requirements at the time of their termination would receive an immediate distribution of their benefit under the MSBP.

In addition, the Long-Term Incentive Plan provides that all options, restricted stock awards and performance shares will become exercisable or vested or will be earned (as applicable) upon the occurrence of change-in-control event (i) or (iv) described above. Performance shares will be earned assuming target performance. Although this acceleration provision appears in the Long-Term Incentive Plan, the excise tax indemnification provisions of the Change-in-Control Severance Agreements (for executives covered by such agreements) will apply to any excise taxes incurred as a result of the acceleration.

We have an irrevocable trust established to provide a source of funds to assist us in meeting our obligations under the Change-in-Control Severance Agreements and certain other director and executive compensation plans described previously. We may make contributions to the trust from time to time in amounts determined sufficient to pay benefits when due to participants under such plans. Notwithstanding the trust, these plans are not qualified or fully funded, and amounts on deposit in the trust are subject to the claims of the Company’s general creditors.

The following table provides the estimated lump-sum or present values of the various change-in-control protections as if a qualifying termination had occurred on December 31, 2007.

		Pro-		Accelerated		Health &
	Severance	Rated	Pension	LTIP		Welfare	Excise Tax	Non-
	Amount	Bonus	Enhancement	Awards	Outplacement	Benefits	& Gross	Compete
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Up ($)(7)	($)(8)	Total ($)

Anthony F. Earley, Jr.	4,600,000	0	4,079,933	5,618,327	172,500	72,300	5,639,726	2,300,000	22,482,786
David E. Meador	1,596,500	283,250	943,824	941,174	77,250	72,300	1,540,713	798,250	6,253,261
Gerard M. Anderson	2,712,500	581,250	547,718	2,365,531	116,250	72,300	2,493,612	1,356,250	10,245,411
Robert J. Buckler	1,920,000	0	686,510	1,313,328	90,000	72,300	0	960,000	5,042,138
Bruce D. Peterson	1,364,000	242,000	263,474	784,970	66,000	72,300	1,122,789	682,000	4,597,533

(1)	The severance amount equals two times each Named Executive Officer’s base salary and target bonus as of December 31, 2007.

(2)	Because this table is as of December 31, 2007, the pro-rated bonus equals a full 2007 bonus amount at a target level of performance. Messrs. Earley and Buckler are retirement eligible under the terms of the Annual Incentive Plan as of December 31, 2007 and therefore would receive no additional benefit in the event of a change-in-control.

(3)	The pension enhancement represents the present value of the additional two years of age and service awarded under the MSBP formula or two additional years of compensation credits awarded under the ESRP formula per the Change-in-Control Severance Agreements.

(4)	This column reflects the acceleration of stock options, performance shares and restricted stock granted under the Company’s Long-Term Incentive Plan.

(5)	Outplacement benefits are capped at 15% of each Named Executive Officer’s base salary.

(6)	This column includes family coverage costs for medical, dental and vision benefits for a 24-month period. Also included are life insurance, long-term disability insurance, and accidental death and disability insurance for a 24-month period.

(7)	Pursuant to the Change-in-Control Severance Agreements, the Company will reimburse each Named Executive Officer for any excise tax imposed by the IRS (20% of any amounts deemed to be an excess parachute payment). In addition, the Company will gross-up the amount of the excise tax reimbursement for income taxes. Based on the assumed payment amounts, Mr. Buckler would not have been in an excise tax position.

(8)	The consideration for the non-competition prohibition in the Change-in-Control Severance Agreement is 100% of each Named Executive Officer’s base salary and target bonus as of December 31, 2007.

Compensation Committee Interlocks And Insider Participation

During 2007, the O&C Committee consisted of Messrs. Gilmour, Hennessey and Miller. No member of the O&C Committee served as an officer or employee of the Company or any of its subsidiaries nor had any member of the O&C Committee formerly served as an officer of the Company or any of its subsidiaries. During 2007, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on the Board or on the O&C Committee of the Company.

2007 DIRECTOR COMPENSATION TABLE

The following table details the compensation earned in 2007 by each of the non-employee directors.

	Fees Earned	Stock	All Other
	or Paid in	Awards ($)	Compensation ($)
Name	Cash ($)(1)	(2)	(3)	Total ($)

Lillian Bauder	82,000	84,779	305	167,084
W. Frank Fountain, Jr.(4)	35,000	6,697	79	41,776
Allan D. Gilmour	97,500	84,779	494	182,773
Alfred R. Glancy III	81,000	84,779	58,257	224,036
Frank M. Hennessey	93,000	84,779	305	178,084
John E. Lobbia	66,000	84,779	305	151,084
Gail J. McGovern	73,000	84,779	55	157,834
Eugene A. Miller	92,500	84,779	305	177,584
Charles W. Pryor, Jr.	81,000	84,779	158	165,937
Josue Robles, Jr.	84,000	84,779	158	168,937
Ruth G. Shaw(5)	0	0	0	0
Howard F. Sims(6)	20,500	84,779	82	105,361
James H. Vandenberghe	78,000	98,229	103	176,332

(1)	The following table provides a detailed breakdown of the fees earned or paid in cash:

	Fees Earned or Paid in Cash
		Presiding Director/
		Committee Chair
	Board	Retainers
Name	Retainer ($)	($)	Meeting Fees ($)	Total ($)

Lillian Bauder	50,000	5,000	27,000	82,000
W. Frank Fountain, Jr.	25,000	0	10,000	35,000
Allan D. Gilmour	50,000	12,500	35,000	97,500
Alfred R. Glancy III	50,000	5,000	26,000	81,000
Frank M. Hennessey	50,000	10,000	33,000	93,000
John E. Lobbia	50,000	0	16,000	66,000
Gail J. McGovern	50,000	0	23,000	73,000
Eugene A. Miller	50,000	7,500	35,000	92,500
Charles W. Pryor, Jr.	50,000	5,000	26,000	81,000
Josue Robles, Jr.	50,000	0	34,000	84,000
Ruth G. Shaw	0	0	0	0
Howard F. Sims	12,500	0	8,000	20,500
James H. Vandenberghe	50,000	0	28,000	78,000

Dr. Bauder and Messrs. Hennessey, Miller and Vandenberghe elected to defer 100% of the fees detailed above into the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees.

(2) These amounts represent the dollar amounts of compensation cost for 2007 in accordance with FAS 123R and, as such, include costs recognized in the financial statements with respect to phantom shares and shares of restricted stock granted. Because the phantom shares are 100% vested (with a mandatory three-year deferral) on the grant date, the FAS 123R expense equals the grant date fair value as of January 2, 2007. The grant date fair value of $48.445 was the average of the high/low Company stock price on January 2, 2007.

For all of the non-employee directors other than Messrs. Vandenberghe and Fountain and Dr. Shaw, this amount is the value of the annual grant of 1,750 phantom shares granted on January 2, 2007. For Mr. Vandenberghe, this amount is the value of the annual grant of 1,750 phantom shares granted on January 2,

2007 plus the value of the 1,000 shares of restricted stock granted on June 29, 2006. For Mr. Fountain, this amount is the value of the 1,000 shares of restricted stock granted on June 28, 2007. Outstanding equity awards as of December 31, 2007 are as follows:

	Phantom Shares in	Phantom Shares in		Unexercised
Name	Equity Plan	Deferred Fee Plan	Restricted Stock	Stock Options

Lillian Bauder	13,021	0	0	2,000
W. Frank Fountain, Jr.	0	0	1,000	0
Allan D. Gilmour	13,021	0	0	4,000
Alfred R. Glancy III	10,241	0	0	46,464	*
Frank M. Hennessey	10,241	13,113	0	4,000
John E. Lobbia	11,599	0	0	4,000
Gail J. McGovern	6,312	0	0	1,000
Eugene A. Miller	13,021	1,804	0	4,000
Charles W. Pryor, Jr.	11,599	0	0	3,000
Josue Robles, Jr.	6,312	0	0	1,000
Ruth G. Shaw	0	0	0	0
Howard F. Sims	4,096	0	0	4,000
James H. Vandenberghe	1,806	2,446	1,000	0

*	Includes unexercised options to acquire a total of 42,464 shares of DTE common stock that Mr. Glancy received in the merger with MCN in exchange for his options to acquire shares of MCN stock.

(3)	This amount is the total of the premiums paid for the group-term life insurance and travel accident insurance provided to the non-employee directors by the Company. In addition, Mr. Glancy was Chairman and Chief Executive Officer of MCN at the time of the DTE/MCN merger in 2001. In connection with the merger, we entered into an agreement with Mr. Glancy and provided him with the following services during 2007: a home security monitoring system ($1,072) and administrative support ($56,880). Mr. Glancy is responsible for paying taxes on the imputed income relating to the secretarial services and home security system. Lastly, non-employee directors of the Company, along with salaried employees, are eligible to participate in the DTE Energy matching gift program, whereby the Company matches certain charitable contributions.

(4)	Mr. Fountain was elected to the Board effective June 28, 2007.

(5)	Dr. Shaw was elected to the Board effective January 1, 2008.

(6)	Mr. Sims retired from the Board effective March 8, 2007.

2009 ANNUAL MEETING OF SHAREHOLDERS

Our Bylaws provide that the annual meeting of shareholders will be held on such date and at such time and place as may be fixed by the Board of Directors. When the Board fixes the date for an annual meeting, it will be announced as soon as practicable.

Shareholder Proposals and Nominations of Directors

For Inclusion In Proxy Statement.  Shareholder proposals to be considered for inclusion in the Proxy Statement for the 2009 Annual Meeting must be received by the Corporate Secretary at our principal business address no later than 5:00 p.m. Detroit time on December 8, 2008.

For Matters to be Brought at the Meeting.  If a shareholder intends to submit a matter other than by timely submitting the proposal to be included in the Proxy Statement, the shareholder must give timely notice in accordance with our Bylaws. To be timely, a shareholder’s notice nominating a person for election to the Board or proposing other business must be received no earlier than January 30, 2009 and no later than March 1, 2009.

Procedures for Submitting Proposals and Nominations.  Any shareholder who wishes to (i) nominate a person for election to the Board, or (ii) propose other items of business at an annual meeting must be a shareholder of record at the time of giving the notice and entitled to vote at the meeting. All notices must be received by the Corporate Secretary, 2000 Second Avenue, Room 2465 WCB, Detroit, Michigan 48226-1279, fax: 313-235-6031. Any such notice must include:

•	the name and address, as they appear on our books, of the shareholder making the proposal or nomination and of the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•	the class and number of shares that are owned beneficially and of record by the shareholder making the proposal or nomination and by the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

•	a representation that the person giving the notice is a shareholder of record entitled to vote at the annual meeting and intends to appear at the meeting in person or by proxy to make the nomination or propose the business specified in the notice.

In addition, our Bylaws require the following:

•	If a shareholder notice is nominating a person for election to the Board, the notice must also include:

•	a description of all arrangements or understandings pursuant to which the nomination is made;

•	such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board; and

•	the signed consent of the nominee to serve as a director if elected.

•	If a shareholder notice is proposing any other items of business, the notice must also include as to each matter the shareholder proposes to bring before the annual meeting:

•	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest the shareholder or the beneficial owner, if any, on whose behalf the proposal is made, has in the matter.

A shareholder must also comply with all the applicable requirements of the Exchange Act for shareholder proposals, including matters covered by SEC Rule 14a-8. Nothing in our Bylaws affects any rights of shareholders to request inclusion of proposals in the proxy statement pursuant to SEC Rule 14a-8.

Proxies solicited by the Company for the 2009 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from the shareholders giving proxies.

SOLICITATION OF PROXIES

We will pay the cost to solicit proxies.  Directors and officers of DTE and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or via the Internet, but no additional remuneration will be paid by the Company for the solicitation of those proxies. We paid $11,000 plus out-of-pocket expenses to Morrow & Co., LLC to help distribute proxy materials and solicit votes in that same manner.

IMPORTANT

The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance by your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or on the Internet. If you do so now, we will be saved the expense of follow-up notices.

MAP TO ANNUAL SHAREHOLDER MEETING

DTE Energy Annual Meeting of Shareholders

10 a.m., Thursday, May 15, 2008

Please note: You will need the admission ticket attached to your Proxy Card. For shareholders whose shares are registered in the name of a bank, brokerage firm, or other nominee, you will need your statement of account showing ownership as of the record date. All shareholders must present a government-issued picture I.D. or passport for admission to the meeting.

MGM
Self Parking Garage
PARK ON LEVEL 2
Indoor walkway from parking garage to DTE Energy complex.
DTE Energy Annual Shareholders Meeting.
TOWN SQUARE
SB
GO
WCB
MGM Grand Casino
Hotel
Fisher Fwy. Southbound I-75
Fisher Fwy. Northbound I-75
Southbound Lodge Fwy. (US 10)
Northbound Lodge Fwy. (US 10)
Southbound I-375
Northbound I-375
I-75
Grand River Exit
Grand River Ave.
Cass Tech High
Third
Second
First
Cass
Elizabeth
Beech
Plaza Drive
Bagley
Bagley Exit
Michigan Ave.
Abbott
Jefferson
Washington Blvd.
N
S
E
W

WHERE TO PARK AND HOW TO ENTER MEETING AREA

- Park on **level 2** in MGM Self Parking Garage.
- DTE Energy entrance is in the southeast corner.
- Enter indoor walkway from MGM Self Parking Garage to DTE Energy complex and follow signs to the Shareholder check-in.

LEGEND

- CLOSED STREET
- MGM GRAND SELF PARKING GARAGE
- INDOOR WALKWAY
- DTE ENERGY COMPLEX 2000 2nd Avenue Detroit, MI 48226
- TOWN SQUARE

Mark Here for Address Change or Comments PLEASE SEE REVERSE SID E FOR WIT HHOLD EXCEPTIONS* ALL FOR ALL FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS Nominees: FOR AGAINST ABSTAIN 01 Lillian Bauder 02 W. Frank Fountain, Jr. 03 Josue Robles, Jr. 04 James H. Vandenberghe 05 Ruth G. Shaw * To withhold authority to vote for an individual nominee, mark the “Exceptions” box and write that nominee’s name on the line below. 2. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Deloitte & Touche LLP 3. SHAREHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS Signature Signature Date (Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature.) FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK Internet and telephone voting are available through 11:59 p.m. EDT, on Wednesday, May 14, 2008. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET TELEPHONE http://www.eproxy.com/dte 1-866-580-9477 •Access the Web site listed above. OR • Use any touch-tone telephone. • Have your proxy card in hand. • Have your proxy card in hand. · Follow the instructions on your computer • Follow the recorded instructions to vote your screen to vote your proxy. proxy. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote your proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymelon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. You can review the Annual Report and Proxy Statement on the Internet at http://bnymellon.mobular.net/bnymellon/dte

PROXY DTE ENERGY COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS By signing on the other side, I (we) appoint Allan D. Gilmour, Frank M. Hennessey, Gail J. McGovern, and any of them, as proxies to vote my (our) shares of Common Stock at the Annual Meeting of Shareholders to be held on Thursday, May 15, 2008, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting. If you sign and return this proxy, the shares will be voted as directed. If no direction is indicated, the shares will be voted FOR Proposal 1 and 2 and AGAINST Proposal .3 Unless you have voted by telephone or Internet, or have returned a signed proxy, the shares cannot be voted for you. (MARK, SIGN AND DATE YOUR PROXY ON THE REVERSE SIDE) Address Change/Comments (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL ADMISSION TICKET DTE ENERGY COMPANY 2008 ANNUAL MEETING OF SHAREHOLDERS Dear Shareholder(s): The Annual Meeting of Shareholders of DTE Energy Company will be held at the DTE Energy Building, 660 Plaza Drive, Detroit, Michigan, on Thursday, May 15, 2008 at 10:00 a.m. EDT. Admission to the meeting will be on a first-come, first-served basis. An admission ticket and a government-issued photo identification card, such as a driver’s license, state identification card or passport, will be required to enter the meeting. If you are a shareholder of record and plan to attend the meeting, please bring this admission ticket to the meeting. A map with directions to the meeting is located on the back page of the proxy statement. Sandra Kay Ennis Corporate Secretary Do not write in this area. For office use only. Name(s) of Shareholder(s) Attending Name of Guest Attending Admitted by (Initials) Misc. Notes Driver’s License State ID Other

FOR WITHHOLD EXCEPTIONS* ALL FOR ALL FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS 2. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Deloitte & Touche LLP Nominees: FOR AGAINST ABSTAIN 01 Lillian Bauder 02 W. Frank Fountain, Jr. 03 Josue Robles, Jr. 04 James H. Vandenberghe 05 Ruth G. Shaw * To withhold authority to vote for an individual nominee, mark the “Exceptions” box and write that nominee’s name on the line below. 3. SHAREHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS Signature Signature Date (Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature.) FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK Internet and telephone voting are available through 11:59 p.m. EDT, on Monday, May 12, 2008. Your Internet or telephone vote authorizes the named trustees to vote your shares in the same manner as if you marked, signed and returned your voting instruction form. INTERNET TELEPHONE http://www.eproxy.com/dte1-866-580-9477 •Access the Web site listed above. OR • Use any touch-tone telephone. • Have your voting instruction form in hand. • Have your voting instruction form in hand. • Follow the instructions on your computer • Follow the recorded instructions to vote your screen to vote your proxy. proxy. If you vote by Internet or by telephone, you do NOT need to mail back your voting instruction form. To vote by mail, mark, sign and date your voting instruction form and return it in the enclosed postage-paid envelope. You can review the Annual Report and Proxy Statement on the Internet at http://bnymellon.mobular.net/bnymellon/dte

DTE ENERGY COMPANY Confidential Voting Instructions As a participant in one of the DTE Energy Company savings plans, by signing on the other side, I hereby direct Fidelity Management Trust Company, as Trustee, to vote all shares of Common Stock of DTE Energy Company represented by my proportionate interest in the Trust at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 15, 2008, and at all adjournments thereof, upon the matters set forth on the reverse side and upon such other matters as may come before the meeting. The Trustee is directed to vote as specified on the reverse. If you return this form properly signed but do not otherwise specify, your shares will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3 specified on the reverse side. If you do not sign and return this form, or vote by telephone or Internet, the shares credited to your account will not be voted by the Trustee. This voting instruction form is sent to you on behalf of the Board of Directors of DTE Energy Company. Please complete the reverse side of this form, sign your name exactly as it appears, and return it in the enclosed envelope. Only the Trustee can vote your shares, and the Trustee only votes shares for which the Trustee has received your vote by telephone or Internet, or has received a signed voting instruction form. Your shares cannot be voted in person. (MARK, SIGN AND DATE YOUR VOTING INSTRUCTION FORM ON THE REVERSE SIDE) FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL